UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Definitive Proxy Statement

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Soliciting Material Pursuant to Section 240.14a-12

SiteOne Landscape Supply, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

2022 PROXY STATEMENT
AND
NOTICE OF 2022 ANNUAL
MEETING OF STOCKHOLDERS
Wednesday, May 11, 2022
9:00 a.m., Eastern Time

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
March 30, 2022
Dear Fellow Stockholders:
On behalf of the Board of Directors of SiteOne Landscape Supply, Inc., I would like to express our appreciation for your continued interest in our company. It is my pleasure to invite you to SiteOne’s Annual Meeting of Stockholders, to be held on Wednesday, May 11, 2022, at 9:00 a.m., Eastern Time.
Despite ongoing challenges due to the COVID-19 pandemic throughout 2021, SiteOne once again achieved strong financial results and made great progress in continuing to build our company for the future.
In light of the ongoing public health impacts of COVID-19, we have determined that the Annual Meeting will be a virtual meeting, conducted solely via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions (during the meeting) from any location via the Internet at www.virtualshareholdermeeting.com/SITE2022. If you plan to participate in the virtual meeting, please see “Questions and Answers About the Proxy Materials and Annual Meeting” on page 56 of the Proxy Statement.
The formal Notice of Annual Meeting and Proxy Statement are enclosed with this letter. The Proxy Statement describes the matters to be acted upon at the Annual Meeting. It also describes how the Board operates and provides compensation and other information about the management team and Board.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I strongly encourage you to vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy or voting instruction card. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote” on page 58 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.
As part of our commitment to transparency, this past year we published our second annual Environmental, Social and Governance (“ESG”) Report which includes our reporting under the Sustainability Accounting Standards Board (“SASB”) and Task Force on Climate-Related Financial Disclosures (“TCFD”) frameworks and details our programs and progress across a number of important ESG topics. We invite you to review this report and learn more about our efforts by visiting the “Responsibility” tab of our website at www.siteone.com/responsibility.
Finally, I would like to once again emphasize that the Board places a very high value on feedback from our stockholders. In 2021, we continued our robust stockholder outreach program, now in its fourth year, by engaging with investors who collectively held approximately 67% of our outstanding shares. Please review the summary of our outreach program beginning on page 3 of the Proxy Statement. The feedback we received during these meetings contributed positively to our boardroom conversations and decision-making, and we look forward to continuing to strengthen this program in the future.
Thank you for your ongoing support of SiteOne.
Sincerely,
Doug Black
Chairman of the Board and Chief Executive Officer

300 Colonial Center Parkway
Suite 600
Roswell, Georgia 30076
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
Date and Time: Wednesday, May 11, 2022, at 9:00 a.m., Eastern Time
Access: Our Annual Meeting can be accessed virtually via the Internet at www.virtualshareholdermeeting.com/SITE2022
Record Date: March 15, 2022
Business To Be Conducted:
• Elect the three Class III nominees named in the accompanying Proxy Statement as Class III directors for a term expiring at the 2025 Annual Meeting of Stockholders.
• Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2023.
• Hold a non-binding advisory vote to approve executive compensation.
• Transact such other business as may properly come before the 2022 Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE YOUR SHARES “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” EACH OF THE OTHER ABOVE PROPOSALS.
In light of the ongoing public health impacts of COVID-19, we have once again determined that the Annual Meeting will be a virtual meeting, conducted solely via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions (during the meeting) from any location via the Internet at www.virtualshareholdermeeting.com/SITE2022.
To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (“Notice” or “Notice and Access”). If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.
Your vote is important. For instructions on voting, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail or the section entitled “How Do I Vote” on page 58 of the Proxy Statement. If you received a paper copy of the Proxy Statement, please use your enclosed proxy card to vote.

L. Briley Brisendine Executive Vice President, General Counsel and Secretary March 30, 2022

2022 PROXY STATEMENT
We are providing this Proxy Statement (this “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of SiteOne Landscape Supply, Inc., a Delaware corporation (referred to as “SiteOne,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and at any reconvened or rescheduled meeting following any adjournment or postponement. The Annual Meeting will be held on Wednesday, May 11, 2022, at 9:00 a.m., Eastern Time, in a virtual meeting format only, via the Internet, at www.virtualshareholdermeeting.com/SITE2022.
This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 11, 2022: This Proxy Statement is first being sent to stockholders on or about March 30, 2022. This Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.proxyvote.com.

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2021 HIGHLIGHTS
This summary highlights information regarding our financial and operational performance, compensation program and governance for the fiscal year ended January 2, 2022 (the “2021 Fiscal Year”). The summary does not contain all of the information that you should consider, and we encourage you to read the entire Proxy Statement before voting.
2021 Performance Highlights

(1)
Organic Daily Sales and Adjusted EBITDA are non-GAAP financial measures. Reconciliation to each corresponding GAAP financial measure can be found in Appendix A to this Proxy Statement.

Total Stockholder Return Performance Graph(1)

(1)
Graph shows the cumulative return to holders of the Company’s common stock from January 1, 2017 to January 2, 2022 assuming a $100 initial investment and reinvestment of dividends. All values in U.S. Dollars.

Vision and Values

At SiteOne, we are committed to being a company of excellence. While this can have many interpretations, we define this vision using five objectives:
①	Be a great place to work for our associates;
②	Deliver superior quality, service and value to our customers;
③	Be the distributor of choice for our suppliers;
④	Achieve industry-leading financial performance and growth for our stockholders; and
⑤	Be a good neighbor in our communities.
These five objectives provide our “True North” and guide us in the people that we hire, the decisions that we make and the capabilities that we build. As the largest wholesale distributor in the Green Industry, we feel a sense of responsibility to set a high bar across all five objectives in creating excellence for all of our stakeholders. To accomplish our vision, we strive to consistently practice the following seven values across all aspects of our Company:
①	Always Safe — We take personal responsibility for our safety and for the safety of others.
②	Customer Obsessed — We are passionate about making our customers successful.
③	Continuously Improving — We quickly adopt best practices to drive growth and deliver world-class results.
④	Team Players — We respect and support each other and put the team first.
⑤	Professional — We do everything with quality and integrity and never cut corners.
⑥	Talent Focused — We recruit, develop, mentor and retain the best people.
⑦	Accountable — We think and act like owners and leverage our resources to succeed.
In addition, we are committed to operating our Company in a way that reflects thoughtful environmental management, including decreasing any negative environmental impacts of our business operations and offering eco-friendly products which are beneficial for the environment and more efficient for our customers. Additional details about the processes and programs we have implemented to achieve our vision may be found in our ESG Report, which is available on our website at www.siteone.com/responsibility.
Governance Evolution Through Stockholder Engagement & Responsive Actions

The Board is committed to strong corporate governance. Since our transition from a “controlled company” to a widely-held company following the completion of our former sponsors’ sell-down of their equity ownership positions in 2017, we have evolved our Board and our corporate governance processes to reflect the changes in our Company’s business and stockholder base. We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value.

Top 25 Stockholder Engagement
Participation
Stockholder feedback received through engagement is an integral part of the Board’s corporate governance review process. The Board and management team are committed to building and maintaining open communication whereby stockholders can express their views, as well as gain insight into our perspectives on long-term stockholder value.
Since 2018, we have engaged with our stockholders to deepen the Board’s understanding of our stockholders’ interests and priorities. In addition to ordinary course investor conferences, earnings calls and one-on-one investor conference calls and meetings, in which we have been actively involved since our 2016 initial public offering (“IPO”), we have conducted targeted outreach with stockholders representing a substantial portion of our stockholder base to discuss our corporate governance practices in each of the past four years. For our stockholder outreach program in 2021, we invited our top 25 stockholders to provide feedback on our governance practices. Of these top 25 stockholders, 18 (72%) engaged with us and provided feedback, representing approximately 67% of our shares outstanding. Our Board, including the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) and the Human Resources and Compensation Committee of the Board (the “Human Resources and Compensation Committee”), reviewed feedback from our stockholders.
As a result of our discussions with stockholders since 2018, we have made a number of enhancements to our governance practices, including:
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Eliminating supermajority voting requirements;

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Appointing an additional female director;

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Adding performance shares to executive officer compensation;

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Amending our Executive Officer Ownership Policy to increase the CEO holding requirement and exclude the value of in-the-money options from ownership calculation;

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Expanding the disclosures in our annual ESG Report aligned with the SASB and TCFD frameworks;

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Enhancing disclosure in this Proxy Statement regarding executive compensation linked to diversity goals, as well as director skills, background, diversity and qualifications;

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Amending our anti-hedging policy to prohibit pledging of Company stock by directors and executive officers;

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Expanding our clawback policy for incentive compensation paid to our executive officers, including the ability to clawback for fraud, misconduct or illegal activity;

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Adopting a new Non-Employee Director Equity Ownership Policy;

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Significantly improving our social and environmental policies, including adopting a Human Rights Policy, Supplier Code of Conduct and Environmental Policy; and

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Updating the structure of our equity incentive program to provide 33% of long-term executive compensation in the form of performance-based units.

During this year’s stockholder outreach program, stockholders shared perspectives on a number of important governance issues, including:
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Our proactive engagement and attention to ESG issues, which several investors noted was a leading practice for companies in our industry and of our size;

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Our classified board structure, which generally is acceptable to stockholders holding a majority of our outstanding shares at this time; and

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Perspectives (sometimes differing) on executive compensation design, particularly on preferred performance metrics and equity vehicles.

Regarding our classified board structure, our stockholders acknowledged SiteOne’s specific circumstances including the length of time we have been a public company, our market capitalization and our track record of stockholder returns since our IPO. Through our discussions, we have learned that our investors generally continue to remain receptive to our classified board structure at this point in time due to the specific circumstances describe above. As with other matters, we continue to evaluate our Board structure in light of best practices and stockholder feedback.
We intend to continue a cycle of year-round stockholder engagement in 2022, including our regular participation at investor meetings and conferences and periodic engagement on corporate governance and compensation topics. In addition to input on current corporate governance topics, we invite dialogue about any other topics or trends our stockholders may wish to discuss. The Board considers feedback from these conversations during its deliberations, and our engagement activities have produced valuable feedback that informs our decisions and our strategy.
The Board has also established a process by which stockholders may communicate with its members. Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
Governance Highlights

Since our IPO, we have undertaken an extensive board refreshment process to transition to a board with the independence, skills and qualifications reflective of our business. Of particular importance, we have prioritized enhancing the diversity of our Board, which is now comprised of a majority of directors who are women or from diverse backgrounds.
We have a highly-experienced Board that brings a range of relevant skills and qualifications to the Company. Key highlights of our Board composition include:
Board Independence		Board Diversity
86%	6 of 7 directors are independent	57%	4 of 7 directors are women or from diverse backgrounds 2 of 7 directors are women
Board Refreshment		Average Tenure (in years)
43%	3 of 7 directors have been added since 2017	5 1∕2	Average director tenure
In addition, our governance “best practices” include the following:
Independent Committees	• All of our committees are composed solely of independent directors
Empowered Lead Director
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Our independent directors elect our independent Lead Director

•
Our Lead Director has meaningful responsibilities including:

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serving as liaison between independent directors and the Chairman;

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chairing executive sessions of independent directors; and

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consulting with the CEO on matters relating to management effectiveness and Board performance

Board Leadership Evaluation and Succession Planning	• The Board annually evaluates the CEO’s performance • The Board annually conducts a rigorous review and assessment of the succession planning process for the CEO and other executive officers
Majority Vote Threshold	• Our Charter and By-laws may be amended by a majority vote of our stockholders
Board & Committee Evaluations	• The Board and each of our committees conduct detailed annual self-evaluations

Limits on Outside Board Service	• Outside directors are limited to service on four other public company boards • Currently, our CEO does not serve on any other public company boards
Anti-Hedging/Pledging Policy
•
Our insider trading policy prohibits our directors and executive officers from entering into pledging, hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities

•
None of our directors or executive officers have any pledged SiteOne stock

No “Poison Pill”	• We do not have a “poison pill” plan in place
Executive Sessions
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The Board and Board committees meet regularly in executive session

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In 2021, the independent directors met in executive session at each of the Board’s four quarterly meetings

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At least once a year, the independent directors meet in an executive session with the CEO (without the other executive officers), with the Lead Director presiding at such sessions

ESG Reporting	• We publicly disclose an annual ESG Report aligned with the SASB and TCFD frameworks
Compensation Highlights

Our executive compensation program is designed to encourage high performance and results that will create value for our stockholders while avoiding unnecessary risks. We structure compensation to pay for performance, with clear and measurable goals and aggressive yet achievable performance targets. To create a “pay for performance” environment, compensation is weighted toward at-risk compensation. Our long-term equity incentive program (“LTIP”), which consisted of approximately 33% stock options, 33% restricted stock units (“RSUs”) and 33% performance stock units (“PSUs”) for the 2021 Fiscal Year, is designed to serve stockholders’ best interests in our sustained long-term performance by including performance-based awards, multi-year vesting schedules and meaningful stock ownership requirements. PSUs, which reflect a target number of shares that may be issued to the award recipient at the end of a three-year award cycle based on the achievement of rigorous performance targets established at the time of grant, utilize a three-year relative pre-tax earnings growth metric highly correlated with stock price performance, with the actual number of shares granted subject to modification based on a three-year average absolute return on invested capital (“ROIC”) metric. PSUs are capped at 200% of target. The value of the option grants depends on our future performance, as the options carry a strike price based on the trading price of our stock on the date of grant. In addition, under our LTIP, underwater options are prohibited from being repriced without stockholder approval. We believe our named executive officers (“NEOs”) are compensated in a manner consistent with our strategy, competitive market practices, sound compensation governance principles and alignment with stockholder interests.
For the 2021 Fiscal Year, base salaries for our NEOs were, in aggregate, between the 25th and 50th percentile of our peer group. The target for the Adjusted EBITDA metric under our annual incentive program was $302 million, an increase of more than 17.1% compared to the results for the fiscal year ended January 3, 2021 (the “2020 Fiscal Year”). Maximum payouts under the Adjusted EBITDA metric are capped at 250% of target, with the remaining components each capped at 150% of target. Due to our strong financial results that delivered 60% growth, short-term annual cash incentive payouts for each of our NEOs on the Adjusted EBITDA component (constituting 70% of the performance metric weighting for each of our NEOs) were 245% of target for the 2021 Fiscal Year as our Adjusted EBITDA exceeded target.

Compensation Best Practices:
What We Do
✔	Strong emphasis on performance-based compensation, with a significant portion of NEOs’ overall compensation tied to Company performance	✔	Human Resources and Compensation Committee, like all of the Board committees, comprised solely of independent directors
✔	Aggressive yet achievable performance goals	✔
Balanced measures tied to Adjusted EBITDA, Company Net Promoter Score, Organic Daily Sales growth and individual strategic performance in the annual incentive plan and relative earnings growth and ROIC in the PSU awards

✔	Mix of short-term and long-term incentives, with performance awards representing a meaningful portion of long-term incentive pay (increased from 25% to 33% of LTIP in 2021)	✔	Human Resources and Compensation Committee advised by independent compensation consultant who performs no other services for the Company
✔	Short-term annual cash incentives for NEOs limited to 250% and 150% of target, for EBITDA and other metrics, respectively	✔	Meaningful stock ownership requirements for executives and non-employee directors
✔	Double-trigger change-in-control cash severance benefits and long-term incentive equity benefits	✔	Robust clawback policy for incentive compensation paid to our executive officers, including the ability to clawback for fraud, misconduct or illegal activity
What We Don’t Do
Grant discounted stock options or reprice stock options without stockholder approval	Allow hedging, pledging or short sales
Gross up excise taxes that may become due upon a change in control	Guarantee incentive awards for executives
Provide incentives that encourage excessive risk-taking	Provide perquisites for executives
Grant “spring-loaded” equity awards to take advantage of information that may enhance their value to recipients
Supporting Associates

We believe our employees, referred to by us as our “associates,” are our greatest asset and the safety, health and wellness of our associates and their families is our top priority. The support that we offer to our associates is an important part of our vision to be a great place to work and the employer of choice in the Green Industry.
COVID-19 Response Initiatives
During Fiscal Year 2021, we put our values into action by following a comprehensive series of policies and practices to ensure the safety and well-being of our associates and their families during the COVID-19 pandemic.
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Quarantine Leave Policy: We continued our sick leave policy which allows associates who quarantine in compliance with CDC or local guidelines to stay home with pay. Through January 2, 2022, over 2,250 associates had received quarantine pay.

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PTO Donation Program: We provided a PTO donation program which allows associates to donate PTO to other associates whose family members are impacted by COVID-19. Through January 2, 2022, approximately 7,400 hours of PTO had been donated to provide support for 121 associates that have utilized the program.

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Special Payment for Frontline Associates: We once again provided meaningful bonuses to our frontline associates to recognize their outstanding contributions to our success in Fiscal Year 2021 in the face of unprecedented challenges. To reward exceptional performance during the challenging circumstances created by the COVID-19 pandemic, we made a special “thank you” payment in March 2022 to frontline branch associates who serve our customers. The aggregate payment totaled approximately $1.0 million.
Diversity, Equity and Inclusion
We believe in the power of teamwork and in creating a great place to work for all our associates, no matter their race, age, gender, sexual orientation or military status. At SiteOne, a culture in which all our associates are respected and valued is critical. Our diversity and inclusion (“D&I”) efforts focus on creating a work environment that is respectful and supportive of each of our associates and which places the team first. Our initiatives include the following:
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Metrics in certain executive and associate short-term annual cash incentives intended to increase diversity.

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Supporting our Associate Resource Groups (“ARGs”), which are voluntary, employee-led groups tied to an aspect of diversity. Membership in each ARG is open to all SiteOne associates and diverse representation is encouraged. ARGs support business objectives, create diversity awareness and offer an avenue of development for associates.

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Increasing Spanish-speaking capabilities in our branches, with the goal to employ at least one Spanish-speaking associate in each branch.

Associate Engagement
We administer associate engagement surveys to evaluate our progress in our vision to be the employer of choice in the Green Industry. We review the survey results with all of our associates and seek their involvement in developing and executing action plans to continue our workplace improvements. We monitor associate satisfaction and aim to strengthen our pipeline of top talent by conducting talent reviews and succession planning for all critical roles in the organization. We identify, communicate and utilize career development paths for key roles. This includes not only a path up for associates, but exposure to parallel roles across the organization.
We engage an independent third party to implement our survey and compare our results against industry norms. In Fiscal Year 2021, our overall favorable score improved four percentage points since our last survey in 2020 and was nine percentage points above the average score of all other employers who have utilized the same third party for their surveys. We also experienced record participation in our associate engagement survey with approximately 76% of our associates participating. Our “associate promoter score” was 87%, which reflects if our associates consider SiteOne a great place to work. In addition, we improved in 13 of the 15 categories that we measure, including a 95 (out of 100) score in safety, 93 (out of 100) score in empowerment and 90 (out of 100) score in strategy and direction. We continue to focus on leveraging this feedback to identify opportunities for enhancing our associate experience.

PROPOSAL 1: ELECTION OF DIRECTORS
Our stockholders will be asked to elect Fred M. Diaz, W. Roy Dunbar and Larisa J. Drake, each of whom are currently serving on the Board, as Class III directors to each serve for a three-year term expiring at the 2025 Annual Meeting of Stockholders or until their respective successors have been elected and qualified, subject to their earlier death, resignation, retirement, disqualification or removal:
Name	Position with SiteOne
Fred M. Diaz	Director
W. Roy Dunbar	Director
Larisa J. Drake	Director
Our Board continually assesses and evaluates its composition, taking into account, among other things, the experience, skills, background and diversity of its members. The relevant experiences, qualifications, attributes and skills of each nominee that led the Board to recommend them as a nominee for director are described in the section entitled “— Nominees for Director and Continuing Directors” on page 9 below. The Nominating and Corporate Governance Committee has reviewed the qualifications of each of the nominees and has recommended to the Board that each nominee be submitted to a vote at the Annual Meeting.
Each of the nominees have indicated their willingness to serve, if elected. However, should any nominee be unable or unwilling to serve, the Board may designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee. In lieu of designating a substitute nominee, the Board, in its discretion, may reduce the number of directors, or allow the vacancy to remain open until a suitable candidate is located and nominated.
The Company did not receive any stockholder nominations for director. Proxies cannot be voted for more than the number of nominees named in this Proxy Statement.
Required Vote
Director nominees are elected by a plurality of the votes cast at the Annual Meeting, meaning that the nominees receiving the highest number of “FOR” votes will be elected.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE FOR ELECTION AS A DIRECTOR.
NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS
Set forth below is information relating to each nominee’s and continuing director’s business experience, qualifications, attributes and skills and the reasons the Nominating and Corporate Governance Committee and the Board believe that each individual is a valuable member of the Board. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. The age of each individual below is as of March 30, 2022.

Class III — Nominees for terms expiring in 2025

Name	Age	Principal Occupation and Other Information
Fred M. Diaz	56
Fred M. Diaz has served as one of our directors since August 2017. From April 2018 to March 2020, Mr. Diaz served as President, Chief Executive Officer and Chairman of the Board of Mitsubishi Motors North America, Inc. He previously served in executive management roles at Nissan, most recently as Division Vice President and General Manager, North America, Trucks and Commercial Vehicles, of Nissan North America, Inc. Prior to that, Mr. Diaz served as Senior Vice President, Sales, Marketing and Operations, of Nissan USA. Before joining Nissan in 2013, Mr. Diaz spent 24 years at Chrysler Corporation, where he held a number of executive management roles, including President and Chief Executive Officer of Chrysler’s Ram Truck brand and President and Chief Executive Officer, Chrysler de Mexico and Latin America. He currently serves as a member of the Board of Directors of Archer Aviation, Smith & Wesson Brands and Valero Energy. He is also a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. Mr. Diaz is a graduate of Texas Lutheran University and holds an M.B.A. from Central Michigan University. Mr. Diaz’s extensive experience in sales, operations, marketing and management qualify him to serve on the Board.

W. Roy Dunbar	60
W. Roy Dunbar has served as one of our directors since March 2017. He was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves on the Board of Directors of Johnson Controls International, PLC and Duke Energy and previously served on the boards of Humana Inc., Lexmark International and iGate. Mr. Dunbar was named to NACD Directorship 100 in 2015 and is a NACD Board Leadership Fellow. He is a graduate of Manchester University in the United Kingdom and holds an M.B.A. from Manchester Business School. Mr. Dunbar’s strong leadership skills, service as a director and compensation committee member of other public companies and deep experience across a number of functional disciplines, including the application of information technology across different business sectors, qualify him to serve on the Board.

Name	Age	Principal Occupation and Other Information
Larisa J. Drake	50
Larisa J. Drake has served as one of our directors since May 2019. Ms. Drake is currently Executive Vice President and Chief Marketing Officer at Equity LifeStyle Properties, a publicly traded real estate investment trust that owns and operates over 400 communities in North America. Ms. Drake has held positions of increasing responsibility in marketing and sales since joining Equity LifeStyle Properties in 2013. Prior to that, Ms. Drake was an officer at Discover Financial Services where she led marketing initiatives over the course of 14 years for Discover Card, the third largest credit card brand in the United States. Before joining Discover, Ms. Drake was part of the advertising agency, Leo Burnett. She holds a B.S. in Communication Studies from Northwestern University; an M.L.A. from The University of Chicago; and an M.B.A. from the Kellogg School of Management. Ms. Drake’s expertise in delivering business results by leveraging both traditional and technology-driven marketing strategies qualify her to serve on our Board.

Class I — Continuing directors whose terms expire in 2023

Name	Age	Principal Occupation and Other Information
William (Bill) W. Douglas III	61
William (Bill) W. Douglas III serves as our Lead Director and has been one of our directors since April 2016. In June 2016, Mr. Douglas retired as Executive Vice President of Coca-Cola Enterprises, Inc. (“CCE”). During Mr. Douglas’s tenure at CCE, it was one of the largest independent bottlers and distributors for The Coca-Cola Company and operated across the United States and Western Europe. Mr. Douglas served as Executive Vice President, Supply Chain at CCE until April 2015. Prior to that, he was Executive Vice President & Chief Financial Officer of CCE from May 2008 to November 2013, Senior Vice President and Chief Financial Officer of CCE from May 2005 to May 2008, and Vice President, Controller and Principal Accounting Officer from July 2004 until May 2005. Prior to joining CCE, Mr. Douglas served as Chief Financial Officer of Coca-Cola HBC, one of the largest bottlers of non-alcoholic beverages in Europe. He currently serves on the Board of Directors of Coca-Cola Hellenic. Mr. Douglas received a degree in Accounting from the J.M. Tull School of Accounting at the University of Georgia. Mr. Douglas’s extensive executive, financial reporting, mergers and acquisitions, and supply chain experience qualify him to serve on the Board.

Jeri L. Isbell	64
Jeri L. Isbell has served as one of our directors since October 2016. She was Vice President-Human Resources and Corporate Communications at Lexmark International, Inc., a leading developer, manufacturer, and supplier of printing, imaging, device management, managed print services, document workflow and business process, and content management solutions, a position she held from 2003 until her retirement in December 2016. During her 24-year tenure at Lexmark, she also held a number of leadership positions including Vice President of Compensation and Benefits, Vice President of Finance and Division Chief Financial Officer, and U.S. Controller. Ms. Isbell began her career at IBM. She currently serves as a member of the Board of Directors of Atkore International Group Inc. Ms. Isbell holds a B.B.A. in Accounting from Eastern Kentucky University and an M.B.A. from Xavier University. She is a certified public accountant. Ms. Isbell was honored with a NACD Directorship 100 designation in 2021, is also a NACD Board Leadership Fellow and is NACD Directorship Certified™. Ms. Isbell’s human resources and communications leadership positions provide the Board with insight into key issues and market practices in these areas for public companies.

Class II — Continuing directors whose terms expire in 2024

Name	Age	Principal Occupation and Other Information
Doug Black	57
Doug Black has served as SiteOne’s Chief Executive Officer since April 2014, and as the Chairman of the Board since June 2017. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and Chief Executive Officer of Oldcastle Architectural Products and Chief Operating Officer and Chief Executive Officer of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP all-American fullback and NCAA Scholar Athlete. Mr. Black’s intimate knowledge of our day-to-day operations as Chief Executive Officer, his prior role as a management consultant and his extensive experience working in our industry qualify him to serve on the Board.

Jack L. Wyszomierski	66
Jack L. Wyszomierski has served as one of our directors since April 2016. From June 2004 to June 2009, Mr. Wyszomierski served as the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation, a health care company, culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996. Prior to joining Schering-Plough, he was responsible for capitalization planning at Joy Manufacturing Company, a producer of mining equipment, and was a management consultant at Data Resources, Inc. Mr. Wyszomierski currently serves on the Board of Directors of Athersys, Inc., Exelixis, Inc. and Xoma Corp. He previously served on the Board of Directors of Unigene Laboratories, Inc. He holds an M.S. in Industrial Administration and a B.S. in Administration, Management Science and Economics from Carnegie Mellon University. Mr. Wyszomierski’s extensive executive, financial reporting and accounting experience, and his service as a director and audit committee member of other public companies, qualify him to serve on the Board.

CORPORATE GOVERNANCE
The Board is committed to strong corporate governance. We believe strong corporate governance promotes the long-term interests of stockholders, strengthens board and management accountability and helps build public trust in our Company. The Board and its committees have adopted policies and processes that foster effective board oversight of critical matters such as strategy, risk management, including cybersecurity, financial and other controls, ESG considerations, compliance and management succession planning. The Board reviews our major governance documents, policies and processes regularly in the context of current corporate governance trends, regulatory changes and recognized best practices, taking into consideration the perspectives of our stockholders. Through our website, www.siteone.com, our stockholders have access to key corporate governance documents such as our Corporate Governance Guidelines, Business Code of Conduct and Ethics, Financial Code of Ethics, Board of Directors Communication Policy, charters of each committee of the Board and our annual ESG Report, which details our ESG initiatives and progress.
The following sections provide an overview of our corporate governance structure, policies and processes, including key aspects of the Board operations.
Board Structure

The Board currently consists of seven directors. Our Charter provides for a classified board of directors, with members of each class serving staggered three-year terms. At each annual meeting of stockholders, the successors of the directors whose terms expire at that meeting are elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election. We currently have two directors in each of Classes I and II, and three directors in Class III. The terms of the directors in Classes I and II expire at the annual meetings in 2023 and 2024, respectively. Our stockholders are being asked to elect our Class III directors to serve for a three-year term expiring at the 2025 Annual Meeting of Stockholders. We believe that our classified board structure provides protection against opportunistic attempts to control or influence the Company, including those that advance short-term agendas which could deprive our stockholders of long-term value. During our stockholder outreach programs conducted in each of the last four years, our investors have generally found our classified board structure to be acceptable at this point in time. While certain stockholders did express a general preference for the annual election of directors during our most-recent outreach program, no stockholder expressed a negative view of our classified board specifically.
The size of the Board is fixed by resolution adopted from time to time by the Board, but in no event may be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. A director elected to fill a vacancy or a newly created directorship shall hold office until the annual meeting at which his or her term expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal from office.
Director Qualifications and Selection of Nominees

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will identify and recommend director nominees to the Board, including candidates to fill any vacancies that may occur on the Board. When evaluating director candidates, the Nominating and Corporate Governance Committee considers, in view of the needs of the Board at the time, factors such as business and professional experience, reputation for integrity, judgment, diversity, age, skills, background and demonstrated commitment to full participation on the Board and its committees. When current Board members are considered for nomination for re-election, the Nominating and Corporate Governance Committee also takes into consideration their prior Board contributions, performance and meeting attendance records. Each director candidate (including candidates for re-election) is carefully evaluated to ensure that other existing and planned future commitments will not materially interfere with his or her responsibilities as a director of our Company. Our director biographies above, as well as the skills matrix below, highlight the experiences and qualifications that were among the most important to the Nominating and Corporate Governance Committee and the Board in concluding that the nominee should serve as a director of the Company.
The Board seeks members from diverse backgrounds who combine a broad spectrum of experience and expertise relevant to our business with a reputation for integrity. The Board believes that a variety of viewpoints contribute to a more effective decision-making process. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to diversity, the Nominating and Corporate Governance Committee considers diversity in identifying director nominees, including personal characteristics such as race, gender, age and cultural background. The Nominating and Corporate Governance Committee assesses the effectiveness of its efforts at pursuing diversity through its periodic evaluation of the Board’s composition. Set forth below is the Director Skills Matrix that the Nominating and Corporate Governance Committee reviews at its quarterly meetings in connection with discussions regarding potential new directors as well as the Director Diversity Matrix illustrating the diversity of our current Board.
The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from stockholders, current directors, current executives, external consultants and others. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the members of management, the committee and other Board members, and discussions of the committee and the full Board.
The Nominating and Corporate Governance Committee considers stockholder-proposed director candidates on the same basis as recommendations from other sources. Stockholders who want to recommend a director candidate to the Nominating and Corporate Governance Committee may do so by submitting the name of the prospective candidate in writing to the following address: 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. Submissions should describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable director nominee. Our By-laws set forth the requirements for direct nomination by a stockholder of persons for election to the Board. These requirements are described under “General Information — Stockholder Proposals and Nominations for Director at the 2023 Annual Meeting” on page 55.
Director Skills Matrix

	Doug Black (Chairman)	Bill Douglas (Lead Director)	Fred Diaz	Larisa Drake	Roy Dunbar	Jeri Isbell	Jack Wyszomierski
Retail			✓
Finance/Former CFO		✓				✓	✓
Marketing & Branding		✓	✓	✓
Manufacturing	✓	✓	✓			✓	✓
Wholesale Distribution	✓	✓					✓
CEO/Former CEO	✓		✓		✓
eCommerce/ Technology				✓	✓
Construction/Building Products	✓				✓
Human Resources						✓
Director Diversity Matrix

	Doug Black (Chairman)	Bill Douglas (Lead Director)	Fred Diaz	Larisa Drake	Roy Dunbar	Jeri Isbell	Jack Wyszomierski
Racial/Ethnic Diversity
Black/African American					✓
Hispanic			✓
White	✓	✓		✓		✓	✓
Gender
Female				✓		✓
Male	✓	✓	✓		✓		✓

Director Independence

The Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Diaz, Douglas, Dunbar and Wyszomierski and Mses. Drake and Isbell are “independent” as defined under New York Stock Exchange (“NYSE”) listing standards. This means that none of those independent directors and nominees has any direct or indirect material relationship with the Company and its management, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.
Board Leadership Structure

The Board is led by our Chairman and CEO, Mr. Black. As stated in our Corporate Governance Guidelines, the Board has the flexibility to decide when the positions of Chairman and CEO should be combined or separated and whether an executive or independent director should be Chairman. This approach is designed to allow the Board to choose the most appropriate leadership structure for the Company to serve the interests of the Company and our stockholders at the relevant time. At this point in time, the Board believes that the Company and its stockholders are best served by having Mr. Black serve as both Chairman and CEO. As the officer ultimately responsible for the day-to-day operations of the Company and for execution of its strategy, the Board believes Mr. Black is the director best qualified to act as Chairman and to lead Board discussions regarding the performance of the Company. The structure also reinforces accountability for the Company’s performance at the highest levels.
Our Corporate Governance Guidelines also provide that, when the position of Chairman is not held by an independent director, a lead director (“Lead Director”) will be appointed by the independent members of the Board. William W. Douglas III serves as our Lead Director. As Lead Director, Mr. Douglas, among other things, serves as a liaison between independent directors and the Chairman, consults with the Chairman of the Board on, and approves, the schedules, agendas and information provided to the Board for each meeting and on other pertinent matters, has the ability to call meetings of independent directors, chairs executive sessions of independent directors, and consults with the CEO on matters relating to management effectiveness and Board performance. Mr. Douglas is available for consultation and direct communication with stockholders upon request. The independent members of the Board selected Mr. Douglas for this role because of, among other attributes, his extensive board room experience, leadership qualities and ability to facilitate meaningful discussion by encouraging participation, soliciting feedback, ensuring all viewpoints are heard and considered and building consensus among the group.
The Board believes that Mr. Black, as Chairman and CEO, together with an empowered and independent Lead Director, provide the appropriate leadership and Board oversight of our Company and facilitate effective functioning of both the Board and the management team.
Meetings of the Board and Attendance at the Annual Meeting

The Board held four meetings during the 2021 Fiscal Year, three of which were held virtually due to COVID-19 safety protocols. Each of our current directors attended all of the meetings of the Board and any committees of which he or she was a member held during the 2021 Fiscal Year. Directors are encouraged to attend our annual meetings, and all of our directors attended our 2021 Annual Meeting of Stockholders.
Executive Sessions

Executive sessions, which are meetings of the independent members of the Board, are held at each of the Board’s quarterly meetings. In addition, at least once a year, the independent directors meet in a private session that excludes management and non-independent directors, and the independent directors meet with the CEO without the other executive officers being present, with the Lead Director presiding at such sessions. The committees of the Board, as described more fully below, also meet regularly in executive session.
Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available on our website at investors.siteone.com/corporate-governance. These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, conflicts of interest, director compensation and management and succession planning. In addition, we recently updated our clawback policy for incentive compensation, equity compensation and performance-based compensation, paid to our executive officers, reflected in the guidelines to include the ability to clawback for fraud, misconduct or illegal activity. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.
Environmental and Social Responsibility

We are committed to environmental and social responsibility, and work collaboratively with customers, associates, suppliers and other stakeholders to promote environmentally sustainable and socially responsible business practices. Our Board, specifically the Nominating and Corporate Governance Committee, oversees our environmental stewardship and corporate responsibility initiatives and is committed to supporting our efforts to operate as a good neighbor in our communities. In addition to our commitment to ongoing, organization-wide sustainability improvement, we believe it is important to provide our stockholders with important information about our sustainability-related governance performance. As part of this commitment to transparency, we published our annual ESG Report in October 2021, which details our programs and progress across a number of important human capital and sustainability topics. Our ESG Report follows the SASB and TCFD frameworks and includes the disclosure of quantitative ESG metrics relevant to our business and industry. In addition, we have incorporated feedback from our stockholder outreach program to enhance our ESG disclosures. We will continue to dedicate resources to measuring, reporting on, and improving our sustainability efforts in the coming years.
Our ESG Report, as well as several other corporate policies, including our Human Rights Policy, Supplier Code of Conduct and Environmental Policy are available on our website at www.siteone.com/responsibility.
Business Code of Conduct and Financial Code of Ethics

We have a Financial Code of Ethics that applies to the CEO, Chief Financial Officer and Controller, or persons performing similar functions, and other designated officers and associates, including the primary financial officer of each of our business units and the Treasurer. We also have a Business Code of Conduct and Ethics that applies to all of our directors, officers and associates. The Financial Code of Ethics and the Business Code of Conduct and Ethics each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. The Business Code of Conduct and Ethics contains a 24-hour Compliance and Ethics Hotline to anonymously report compliance or ethics concerns. These submissions, if any, are reviewed at least quarterly by the Audit Committee. Copies of the Financial Code of Ethics and the Business Code of Conduct and Ethics are available at our website at investors.siteone.com/corporate-governance.
Board Committees

The Board maintains an Audit Committee, a Human Resources and Compensation Committee and a Nominating and Corporate Governance Committee. All members of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee are independent.
The following table shows the current members of each committee, as well as the number of meetings held during the 2021 Fiscal Year. At this time, the Board does not expect any changes to the composition of the committees for the 2022 Fiscal Year.
Director	Audit	Human Resources and Compensation	Nominating and Corporate Governance
William (Bill) W. Douglas III	✓*
Fred M. Diaz	✓	✓
Larisa J. Drake			✓
W. Roy Dunbar		✓
Jeri L. Isbell		✓*	✓
Jack L. Wyszomierski	✓		✓*
Number of Meetings	8	5	4

✓= Current Committee Member; * = Chair

Audit Committee
Our Audit Committee is responsible, among its other duties and responsibilities, for assisting the Board in overseeing the quality and integrity of our financial statements, our accounting and financial reporting processes, the audits of our financial statements, the qualifications and independence of our independent registered public accounting firm, the effectiveness of our internal control over financial reporting and the performance of our internal audit function and independent registered public accounting firm. Our Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The charter of our Audit Committee is available on our website at investors.siteone.com/corporate-governance.
The members of our Audit Committee are Messrs. Douglas (Chair), Diaz and Wyszomierski.
The Board has determined that Messrs. Douglas, Diaz and Wyszomierski are “independent” as defined under NYSE and Securities Exchange Act of 1934, as amended (“Exchange Act”), rules and regulations. The Board has designated each member of the Audit Committee as an “audit committee financial expert,” and each of them has been determined to be “financially literate” under the NYSE rules.
The charter of our Audit Committee states that no director may serve on the Audit Committee if such director simultaneously serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. At present, Messrs. Douglas and Diaz do not sit on more than two other audit committees of public companies. Mr. Wyszomierski currently serves on three other audit committees of public companies. However, both the Board and the Nominating and Corporate Governance Committee reviewed Mr. Wyszomierski’s service on other boards and determined that such simultaneous service will not impair his ability to serve on the Company’s Audit Committee and that the Audit Committee will benefit from Mr. Wyzomierski’s service on other audit committees and experience as a chief financial officer.
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible, among its other duties and responsibilities, for reviewing and approving all forms of compensation to be provided to, and employment agreements with, the executive officers and directors of our Company and its subsidiaries (including the CEO), establishing the general compensation policies of our Company and its subsidiaries and reviewing, approving and overseeing the administration of the associate benefits plans of our Company and its subsidiaries. The Human Resources and Compensation Committee also periodically reviews management development, diversity and succession plans. In May 2019, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s human capital metrics including diversity, pay equity, promotions, turnover and other metrics. The Board adopted further revisions to the committee’s charter in May 2021 which, among other things, more specifically described the committee’s review and approval of compensation-related proxy statement disclosures. The charter of the Human Resources and Compensation Committee is available on our website at investors.siteone.com/corporate-governance.
The members of the Human Resources and Compensation Committee are Ms. Isbell (Chair) and Messrs. Dunbar and Diaz. The Board has determined that Messrs. Dunbar and Diaz and Ms. Isbell are independent directors.
The Human Resources and Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisers. During the 2021 Fiscal Year, the Human Resources and Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”) to advise it on executive compensation program design matters and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the NEOs and non-employee directors. The Human Resources and Compensation Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent, taking into account FW Cook’s executive compensation consulting protocols to ensure consultant independence and other relevant factors. Based on that assessment, the Human Resources and Compensation Committee determined that FW Cook’s work has not raised any conflict of interest and FW Cook is independent.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible, among its other duties and responsibilities, for identifying and recommending candidates to the Board for election to the Board, reviewing the composition of the Board and its committees, developing and recommending to the Board corporate governance guidelines and policies that are applicable to us, and overseeing Board evaluations. The Nominating and Corporate Governance Committee also oversees and monitors significant issues affecting our culture, including our progress on ESG issues. In May 2021, the Board adopted revisions to the committee’s charter, which memorialized the committee’s responsibility for oversight of the Company’s ESG matters. The charter of the Nominating and Corporate Governance Committee is available on our website at investors.siteone.com/corporate-governance.
The current members of the Nominating and Corporate Governance Committee are Mr. Wyszomierski (Chair) and Mses. Drake and Isbell. The Board has determined that Mr. Wyszomierski and Mses. Drake and Isbell are independent directors.
Communications with the Board

Any stockholder or interested party who wishes to communicate with the Board as a whole, any of its committees, the independent directors, or any individual member of the Board or any committee of the Board may write to or email the Company at SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary, or boardofdirectors@siteone.com.
The Board has designated the Company’s Secretary as its agent to receive and review written communications addressed to the Board, any of its committees, or any Board member or group of members. The Secretary may communicate with the sender for any clarification. In addition, the Secretary will promptly forward to the chair of the Audit Committee any communication alleging legal, ethical or compliance issues by management or any other matter deemed by the Secretary to be potentially material to the Company. As an initial matter, the Secretary will determine whether the communication is a proper communication for the Board. The Secretary will not forward to the Board, any committee or any director communications of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail and mass mailings, business solicitations, routine customer service complaints, new product or service suggestions, opinion survey polls or any other communications deemed by the Secretary to be immaterial to the Company.
Whistleblower Procedure

In addition to our Business Code of Conduct and Ethics described above, the Audit Committee has established a separate whistleblower procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters. These submissions, if any, are reviewed at least quarterly by the Audit Committee.
Risk Oversight

The Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board about the identification and assessment of key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Our Audit Committee has the responsibility for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, as well as oversight of compliance related to legal and regulatory exposure and cybersecurity. The Audit Committee meets regularly with our General Counsel. The Human Resources and Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and the Human Resources and Compensation Committee provide reports to the full Board regarding these and other matters.

Compensation Risk Assessment

In March 2022, the Human Resources and Compensation Committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the Human Resources and Compensation Committee concluded that the Company’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary, short-term incentives and long-term equity in such a way as to not encourage excessive risk taking. Additionally, the incentive compensation program uses multiple performance metrics tied to growth, profitability, asset efficiency and strategic priorities, as well as absolute stock price appreciation, to encourage a balanced focus. Finally, meaningful risk mitigators are in place, including stock ownership guidelines and retention ratio, clawback provisions (including the ability to recoup compensation for fraud, misconduct, or illegal activity), anti-hedging and pledging policies and independent Human Resources and Compensation Committee oversight.
Stock Ownership and Retention Guidelines

In order to further align the long-term interests of Company leaders with the interests of our stockholders, the Company has established stock ownership and retention guidelines for our CEO and other executive officers and has adopted a Non-Employee Director Equity Ownership Policy for non-employee directors. These policies limit our CEO, the executive officers who report directly to the CEO (each a “Covered Executive”) and non-employee directors from selling shares of common stock unless they own shares equal to at least 6x and 2x of annual base salaries for our CEO and Covered Executives, respectively, and 5x the annual cash retainer for non-employee directors. Further, unexercised stock options and unvested PSUs do not count towards meeting these guidelines. For more information about our stock ownership and retention guidelines, see the discussion in the Compensation Discussion and Analysis under the heading “Executive Officer Stock Ownership and Retention Guidelines” on page 39 and under “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 51. Currently, each non-employee director is in compliance with the Non-Employee Director Stock Ownership and Retention Guidelines and our CEO and each Covered Executive is in compliance the Executive Officer Stock Ownership and Retention Guidelines.
Anti-Hedging and Anti-Pledging Policy

Our directors, executive officers and all other associates are prohibited from entering into hedging or monetization transactions designed to limit the financial risk of ownership of the Company’s securities. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under our compensation plans) or other derivatives. Our directors and executive officers are also prohibited from holding the Company’s securities in a margin account or otherwise pledging such securities as collateral for a loan.
Board and Committee Evaluations

The Board conducts a thorough annual self-evaluation process. The charters of each of the Audit Committee, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee require an annual performance evaluation. Each committee compares its performance with the requirements of its charter and sets forth the goals and objectives of the committee for the upcoming year. As a result of these evaluations, we also update and revise our processes and practices, providing feedback to the Board’s committees and members as needed to ensure the Board operates in the most efficient and effective manner possible.
Conflicts of Interest

The Business Code of Conduct and Ethics and our Corporate Governance Guidelines govern our conflicts of interest policy. The Business Code of Conduct and Ethics requires associates to avoid conflicts of interest, defined as situations where the person’s private interests or professional interests interfere in any way — or even appear to interfere — with the interests of the Company. The Business Code of Conduct and Ethics requires all conflicts of interest between the Company and its associates to be disclosed to an immediate supervisor or the General Counsel. The Corporate Governance Guidelines require directors to promptly inform the Chairman of the Board or the Chair of the Audit Committee if an actual or potential conflict of interest arises. Directors shall recuse themselves from any discussion or decision involving another firm or company with which the director is affiliated or other matters with respect to which the director has a personal conflict.
Related Party Transactions

See “General Information — Certain Relationships and Related Party Transactions” on page 54 for a discussion of our policies and procedures for related person transactions.
Director Change in Circumstances

In the event of a significant change in circumstances involving a director’s employment status, professional position or substantial commitments to a business or governmental organization, the director must offer to tender his or her resignation from the Board for consideration by the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee will evaluate the change in circumstances and will recommend to the Board whether the director should continue to serve as a member of the Board or whether the Board should accept the resignation.
Succession Planning and Management Development

Succession planning and talent development are important at all levels within our organization, and accordingly, succession planning and management development are discussed regularly by the Board and the CEO. The Board oversees management’s succession plan for key positions at the senior officer level. Our Corporate Governance Guidelines require that each year the CEO reports to the Board on succession planning, including the principles and process for chief executive officer selection and performance review, as well as plans regarding succession in the case of an emergency or the retirement of the CEO. The Human Resources and Compensation Committee, with the full Board in attendance, also reviews succession planning and talent development of our leadership team at each of its meetings. The Nominating and Corporate Governance Committee has adopted a written CEO succession plan that includes actions to be taken in the event of a planned or unexpected absence (both short-term and longer-term) of the CEO. We believe continuity of leadership is critical to our ongoing success and that our process is effective in preparing us for sustained, long-term effective leadership.
Overboarding

Our Corporate Governance Guidelines state that no director may serve on more than four other public company boards. No director may serve as a member of the Audit Committee if such director serves on more than two other public company audit committees, unless the Board determines that such simultaneous service would not impair the director’s ability to serve effectively on the Company’s Audit Committee.
Mandatory Retirement Age

Our Corporate Governance Guidelines also require directors to retire from the Board when they reach the age of 72, although a director elected to the Board prior to his or her 72nd birthday may continue to serve until the next annual meeting. While directors generally will not be nominated for election or reelection to the Board after their 72nd birthday, the full Board may nominate candidates over 72 for election or reelection in special circumstances.

EXECUTIVE OFFICERS
The following table sets forth information about our executive officers as of March 30, 2022.
Name	Age	Present Positions	First Became an Executive Officer
Doug Black	57	Chief Executive Officer, Chairman	2014
John Guthrie	56	Executive Vice President, Chief Financial Officer and Assistant Secretary	2001
Briley Brisendine	51	Executive Vice President, General Counsel and Secretary	2015
Scott Salmon	54	Executive Vice President, Strategy and Development	2019
Joseph Ketter	53	Executive Vice President, Human Resources	2015
Doug Black has served as SiteOne’s CEO since April 2014. Prior to joining SiteOne, Mr. Black was President and Chief Operating Officer of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 18-year career with Oldcastle, Mr. Black led the company’s entry into building products distribution and then held several senior leadership roles, including Chief Operating Officer and CEO of Oldcastle Architectural Products and Chief Operating Officer and CEO of Oldcastle Materials. Prior to Oldcastle, Mr. Black’s business career began at McKinsey & Company in 1992 where he led strategy, sales force effectiveness and plant improvement projects in the telecommunications, airline, lumber, paper and packaging industries. While serving as a U.S. Army Engineer Officer from 1986 to 1990, he completed construction projects in the Southeastern U.S., Central America and South America. Mr. Black earned an M.B.A. from Duke University’s Fuqua School of Business as a Fuqua Scholar and a B.S. in Mathematical Science/Civil Engineering from the U.S. Military Academy, West Point, where he was an AP All-American fullback and NCAA Scholar Athlete.
John Guthrie serves as SiteOne’s Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Guthrie joined SiteOne as head of finance shortly after it was formed in 2001 and has been instrumental in helping SiteOne build its market leading position. In addition to his financial leadership role, Mr. Guthrie has also been responsible for Human Resources, Procurement, IT and Region Management. Mr. Guthrie joined SiteOne from Deere & Company where he held various positions in finance. Mr. Guthrie has also held positions in engineering and manufacturing at Commonwealth Edison and Turtle Wax. Mr. Guthrie earned a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the University of Chicago.
Briley Brisendine has served as SiteOne’s Executive Vice President, General Counsel and Secretary since September 2015. Prior to joining SiteOne, Mr. Brisendine spent 12 years at The Home Depot, Inc., where he held a number of senior leadership positions in the legal department. For a portion of his time at The Home Depot, he helped grow the HD Supply division through a number of acquisitions and served as the division’s primary counsel. Most recently, he served as Vice President and Deputy General Counsel of The Home Depot, with responsibility for all legal issues related to securities and corporate governance, corporate finance, store operations, privacy, tax, real estate, international, M&A and general corporate matters. Mr. Brisendine also managed The Home Depot’s Risk Management department. Prior to joining The Home Depot, he spent seven years as an attorney at a national law firm where he focused on securities, corporate governance and M&A matters. Mr. Brisendine holds a B.A. in Finance from Wofford College and a Juris Doctorate from the Walter F. George School of Law at Mercer University.
Scott Salmon joined SiteOne as Executive Vice President, Strategy and Development in March 2019. Prior to joining SiteOne, Mr. Salmon was the President of the Lawn & Garden division of Oldcastle Inc., an integrated building materials manufacturer and distributor and a wholly owned subsidiary of Irish-based CRH plc. During his 17-year career at Oldcastle, Mr. Salmon held several senior leadership positions and was responsible for all aspects of strategic planning and development. Prior to Oldcastle, Mr. Salmon served as an F-16 Pilot and Flight Commander in the United States Air Force where he flew over 30 combat missions. Mr. Salmon holds a B.S. in Economics and Operations Research from the United States Air Force Academy and earned a Master’s in Public Policy from Harvard University’s John F. Kennedy School of Government.
Joseph Ketter has served as SiteOne’s Executive Vice President, Human Resources since February 2020. He joined SiteOne in July 2015 and previously served as Senior Vice President, Human Resources. Prior to joining SiteOne, Mr. Ketter served as the Executive Vice President of Human Resources for Graham Packaging, where he led global human resources. Previously, Mr. Ketter held a number of senior human resources leadership positions over the course of 19 years at Newell Rubbermaid, a leading manufacturer and marketer of consumer and commercial products. In his last role with Newell Rubbermaid (Senior Vice President of Human Resources — Development) he reported to the Chief Development Officer and provided strategic human resources support to multiple divisions. Mr. Ketter holds a B.A. in Human Resource Management and Management from Ohio University and graduated from Cooper Industries’ Employee Relations Training Program.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP (“Deloitte”) audited our consolidated financial statements for the 2021 Fiscal Year. As discussed below, our Audit Committee, which has sole and direct responsibility for the appointment, compensation, oversight, evaluation, retention and termination of any independent registered public accounting firm engaged by the Company, considers Deloitte to be well qualified and has appointed Deloitte as our independent registered public accounting firm to audit our consolidated financial statements for the year ending January 1, 2023 (the “2022 Fiscal Year”).
This proposal asks you to ratify the Audit Committee’s appointment of Deloitte as our independent registered public accounting firm. Although we are not required to obtain such ratification from our stockholders, the Board believes it is a sound corporate governance practice to do so.
As in prior years, the Audit Committee, along with senior management and the Company’s internal auditor, reviewed Deloitte’s 2021 performance as part of its consideration of whether to re-appoint Deloitte as our independent registered public accounting firm. As part of this review, the Audit Committee considered, among other things:
•
Deloitte’s independence and objectivity;

•
the communication and interaction with our Deloitte team over the course of the prior year, the breadth and complexity of our business and its national footprint and the resulting demands placed on the auditing firm;

•
external data and management’s perception relating to the depth and breadth of Deloitte’s auditing qualification and experience;

•
Deloitte’s historical and recent performance;

•
recent Public Company Accounting Oversight Board (United States) (“PCAOB”) inspection reports on the firm;

•
the length of time that Deloitte has served as our independent registered accounting firm;

•
the quantity and quality of Deloitte’s staff and national reach;

•
the appropriateness of Deloitte’s fees; and

•
the potential impact of changing our independent registered public accounting firm.

The Audit Committee recognized the ability of Deloitte to provide both the necessary expertise to audit our business and the matching national footprint to audit the Company nationwide, as well as other factors, including the policies that Deloitte follows with respect to the rotation of its key audit personnel so that there is a new partner-in-charge at least every five years. The Audit Committee is involved in the selection of the new partner-in-charge of the audit engagement when there is a rotation.
Based on the results of its review, the Audit Committee concluded that Deloitte is independent and objective and that it is in the best interests of the Company and its stockholders to appoint Deloitte to serve as the Company’s independent registered accounting firm for the 2022 Fiscal Year. Consequently, the Audit Committee has appointed Deloitte as the Company’s independent registered public accounting firm for the 2022 Fiscal Year, and the Board is recommending that the Company’s stockholders ratify this appointment.
If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte but may, nonetheless, choose to retain Deloitte as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Company and its stockholders.
A representative of Deloitte is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions by stockholders.
The sections below provide information relevant to the Audit Committee’s selection of Deloitte.

Required Vote
Ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present, either in person* or by proxy, at the Annual Meeting.
* Virtual attendance at the Annual Meeting constitutes presence in person for purposes of the required vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

Audit Committee Matters

Fees Paid to Deloitte
The following table presents, for the 2021 Fiscal Year and 2020 Fiscal Year, fees billed to the Company by Deloitte for the audit of our annual financial statements, audit-related services and all other services. All services provided by Deloitte were approved by the Audit Committee in conformity with the Audit Committee’s pre-approval policy discussed below.
	2021	2020
Audit fees(1)	$1,475,000	$1,470,000
Audit-related fees(2)	63,000	98,500
All other fees(3)	3,790	3,790
Total Fees	$1,541,790	$1,572,290

(1)
“Audit fees” are fees paid to Deloitte for the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of the financial statements included in our Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings.

(2)
“Audit-related fees” for the 2021 Fiscal Year and 2020 Fiscal Year consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and were not reported under Audit fees. Audit-related fees for the 2020 Fiscal Year include fees related to filings on Forms S-3 and S-8.

(3)
“All other fees” are fees for any products and services provided by Deloitte not included in the first two categories.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and non-audit services to be performed for the Company by its independent registered public accounting firm and the related fees. Audit Committee pre-approval is required in order to help assure that the services provided by the independent registered public accounting firm do not impair the registered public accounting firm’s independence from the Company.
In compliance with rules of the U.S. Securities and Exchange Commission (“SEC”) and the PCAOB, the Audit Committee has established a pre-approval policy that requires the pre-approval of all services to be performed by the independent registered public accounting firm. Services provided by the independent registered public accounting firm must be approved by the Audit Committee on a case-by-case basis unless such services fall within a detailed list of pre-approved audit, audit-related and tax services and related fee limitations set forth in the pre-approval policy. The Audit Committee may also grant pre-approval to those permissible non-audit services classified as all other services that it believes are routine or recurring services and would not impair the independence of the independent registered public accounting firm. The independent registered public accounting firm may be considered for other services not specifically approved as audit, audit-related and tax services so long as the services are not prohibited by SEC or PCAOB rules and would not otherwise impair the independence of the independent registered public accounting firm.
All of the services performed by Deloitte during the 2021 Fiscal Year and 2020 Fiscal Year were approved in advance by the Audit Committee pursuant to the pre-approval policy.

Report of the Audit Committee

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, maintaining a system of internal control and having appropriate accounting and financial reporting principles and policies. The Company’s independent registered public accounting firm, Deloitte, is responsible for planning and carrying out an audit of the Company’s consolidated financial statements and an audit of the Company’s internal control over financial reporting in accordance with the rules of the PCAOB and for expressing an opinion as to the consolidated financial statements’ conformity with U.S. generally accepted accounting principles (“GAAP”) and as to the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.
As part of the oversight process, the Audit Committee met throughout the year with Deloitte, senior management of the Company and the Company’s internal auditor, both together and separately in closed sessions. In the course of fulfilling its oversight responsibilities, the Audit Committee did, among other things, the following in the 2021 Fiscal Year:
•
reviewed and discussed with management and Deloitte the Company’s consolidated financial statements for the 2021 Fiscal Year;

•
discussed with Deloitte the matters required by applicable requirements of the PCAOB and the SEC;

•
received the written disclosures and letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communication with the Audit Committee concerning independence and discussed with Deloitte its independence; and

•
based on the foregoing review and discussions with management and Deloitte, recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the 2021 Fiscal Year.

This report has been submitted by the current members of the Audit Committee:
Audit Committee
William (Bill) W. Douglas III (Chair)
Fred M. Diaz
Jack L. Wyszomierski

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We provide our stockholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs. This non-binding advisory vote, commonly known as a “say on pay” vote, gives our stockholders the opportunity to express their views on our NEOs’ compensation on an annual basis. This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Since our IPO, we have received more than 96% say on pay support each year, including 97% at last year’s 2021 Annual Meeting of Stockholders.
The Board and Human Resources and Compensation Committee are dedicated to ensuring that our executive officers be compensated competitively with the market and consistently with our business strategy, sound corporate governance principles and stockholder interests and concerns. To do so, the Human Resources and Compensation Committee uses a combination of short- and long-term incentive compensation, including performance-based awards, to motivate and reward executives who have the ability to significantly influence our long-term financial success and who are responsible for effectively managing our operations in a way that maximizes stockholder value.
We believe that our compensation program is effective in achieving our goals, has contributed to the Company’s success and is strongly aligned with the long-term interests of our stockholders and that the total compensation packages provided to our NEOs are reasonable. For these reasons, the Board is asking stockholders to vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders.”
As you consider this Proposal 3, we urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement on page 29 for additional details on our executive compensation, including the more detailed information regarding our compensation philosophy and objectives.
As an advisory vote, Proposal 3 is not binding on the Board or the Human Resources and Compensation Committee, will not overrule any decisions made by the Board or the Human Resources and Compensation Committee or require the Board or the Human Resources and Compensation Committee to take any specific action. Although the vote is non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs.
Required Vote
Approval of the compensation of our NEOs as presented in this Proxy Statement requires the affirmative vote of a majority of the shares present, either in person* or by proxy, at the Annual Meeting.
* Virtual attendance at the Annual Meeting constitutes presence in person for purposes of the required vote.
Recommendation of the Board THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

COMPENSATION
Compensation Discussion and Analysis

In this section we provide information about our philosophies, plans and practices with respect to executive compensation. This section also provides information regarding the material elements of compensation that were paid to or earned by our NEOs for the 2021 Fiscal Year. Our NEOs for the 2021 Fiscal Year were:
•
Doug Black, Chief Executive Officer

•
John Guthrie, Executive Vice President, Chief Financial Officer and Assistant Secretary

•
Briley Brisendine, Executive Vice President, General Counsel and Secretary

•
Scott Salmon, Executive Vice President, Strategy and Development

•
Joseph Ketter, Executive Vice President, Human Resources

•
Greg Weller, former Executive Vice President, Operations (now serving as Division President — West Division)

Compensation Philosophy and Objectives
Our executive compensation program is designed to encourage high performance and results that will create value for us and our stockholders while avoiding unnecessary risks. In particular, our executive compensation program has the following key objectives:
•
To pay for performance.

•
To reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success.

•
To create a performance culture and maintain morale, which we believe drives exceptional customer service and safety performance.

•
To enable us to attract, motivate and retain top executive talent.

At last year’s 2021 Annual Meeting of Stockholders our executive compensation program received strong stockholder support, with 97% of votes cast in favor of the compensation of our NEOs. We value the opinions of our stockholders, and the Human Resources and Compensation Committee takes seriously the feedback it receives. Accordingly, the Human Resources and Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions.

Compensation Best Practices
What We Do
✔	Strong emphasis on performance-based compensation, with a significant portion of NEOs’ overall compensation tied to Company performance	✔	Human Resources and Compensation Committee, like all of the Board committees, comprised solely of independent directors
✔	Aggressive yet achievable performance goals	✔
Balanced measures tied to Adjusted EBITDA, Company Net Promoter Score, Organic Daily Sales growth and individual strategic performance in the annual incentive plan and relative earnings and ROIC in the PSU awards

✔	Mix of short-term and long-term incentives, with performance awards representing a meaningful portion of long-term incentive pay (increased from 25% to 33% of LTIP in 2021)	✔	Human Resources and Compensation Committee advised by independent compensation consultant who performs no other services for the Company
✔	Short-term annual cash incentives for NEOs limited to 250% and 150% of target, for EBITDA and other metrics, respectively	✔	Meaningful stock ownership requirements for executives and non-employee directors
✔	Double-trigger change-in-control cash severance and long-term incentive equity benefits	✔	Robust clawback policy for incentive compensation paid to our executive officers including the ability to clawback for fraud, misconduct, or illegal activity
What We Don’t Do
Grant discounted stock options or reprice awards without stockholder approval	Allow hedging, pledging or short sales
Gross up excise taxes that may become due upon a change in control	Guarantee incentive awards for executives
Provide incentives that encourage excessive risk-taking	Provide perquisites for executives
Grant “spring-loaded” equity awards to take advantage of information that may enhance their value to recipients
Determination of Executive Compensation
Human Resources and Compensation Committee
The Human Resources and Compensation Committee is responsible for reviewing and approving the compensation and benefits of our executives (including our NEOs), directors and certain consultants, approving equity incentive compensation and other incentive arrangements and approving employment and related agreements. In performing these duties, the Human Resources and Compensation Committee is supported by its independent consultant and certain members of executive management, as described below.
Independent Consultant
For the 2021 Fiscal Year, the Human Resources and Compensation Committee engaged FW Cook as an independent consultant. FW Cook reports to and is directed by the Human Resources and Compensation Committee and provides no other services to the Company. The Human Resources and Compensation Committee considered the independence of FW Cook in light of applicable SEC rules and NYSE listing standards and concluded that FW Cook was appropriately independent and free from potential conflicts of interest.

Industry Peer Group
To assist in evaluating our compensation program for 2021, in August 2020, the Human Resources and Compensation Committee reviewed our Company’s industry peer group, considering among other factors, total market capitalization and revenue, and whether the peer is a company with which we compete for talent and/or has a similar business model. Our executive compensation program aims to provide for total compensation for our executives at approximately the 50th percentile of our peer group.
Advanced Drainage Systems, Inc.	H&E Equipment Services, Inc.
Applied Industrial Technologies, Inc.	Installed Building Products, Inc.
Beacon Roofing Supply, Inc.	MSC Industrial Direct Co., Inc.
BMC Stock Holdings, Inc.	Pool Corporation
Central Garden & Pet Company	Summit Materials, Inc.
DXP Enterprises, Inc.	The Scotts Miracle-Gro Company
Eagle Materials Inc.	TopBuild Corp.
Foundation Building Materials(1)(2)	Watsco Inc.
GMS Inc.

(1)
Kaman Corporation was removed from the peer group due to its divestiture of its distribution business in August 2019, and Foundation Building Materials, a distributor of building products, was added to the peer group.

(2)
Foundation Building Materials was taken private in a February 2021 transaction.

Executive Management
Certain members of the executive management team are involved in the executive compensation determination process. For example, our Executive Vice President, Human Resources provides requested information and perspectives on the compensation program, and our General Counsel provides legal and regulatory advice and perspectives. In addition, our CEO makes specific recommendations for compensation levels and program designs for executives (other than himself) and our Chief Financial Officer may provide input on financial metrics and goals. Our CEO, Executive Vice President, Human Resources and General Counsel generally attend Human Resources and Compensation Committee meetings but are excused when their individual compensation is being discussed.
Elements of Our Executive Compensation Program
To create a “pay for performance” environment, compensation is weighted toward at-risk compensation, consisting of salary, short-term annual cash incentive compensation, long-term equity incentive compensation and certain other benefits. Our base salaries provide a fixed level of compensation, our short-term annual cash incentive program rewards achievement of key financial and strategic objectives, and our long-term incentive opportunities tie a large portion of our NEOs’ total compensation to Company performance and long-term stock growth. Our short-term annual cash incentive program includes Adjusted EBITDA, Company Net Promoter Score (“NPS”), Organic Daily Sales growth and other individualized strategic performance targets. The Adjusted EBITDA component of our short-term annual cash incentives, which represents 70% of the incentive opportunity, is capped at 250% of target, and each additional component, which collectively represent the remaining 30% of the incentive opportunity, is capped at 150% of target. Our long-term equity inventive program provides for extended vesting schedules and includes PSUs with three-year relative and absolute performance criteria and capped payouts at 200% of target. Lastly, we provide other benefits as discussed below.
Set forth below is a chart outlining each element of our compensation program for our executive officers and the objectives of each component, and the key measures used in determining each component. For the 2021 Fiscal Year, our NEOs’ target total direct compensation, which includes base salary, target short-term annual cash incentive and long-term equity awards, approximated the median (i.e., 50th percentile) of peer group practice.

Pay Component	Objective of Pay Component
Base Salary	• To attract and retain a high-performing leadership team
Short-Term Annual Cash Incentives	• To reward achievement of short-term business objectives and results, such as Adjusted EBITDA, Company NPS, Organic Daily Sales growth and individual performance goals
Long-Term Equity Awards	• To align executive and stockholder interests, create “ownership culture,” provide retention incentives and “pay-for-performance”
Other Benefits	• To provide a safety net of protection in the case of illness, disability, death or retirement, through health, disability and life insurance, 401(k) retirement plan and other employee benefits
Base Salary
Base salaries are set to attract and retain high-performing executive talent. The determination of any particular executive’s base salary is based on personal performance, experience in the role, competitive rates of pay for comparable roles, significance of the role to the Company, the availability of potential replacement executives and anticipated economic conditions. Each year, the Human Resources and Compensation Committee considers merit and market-based salary increases, using data from our peer group, for our executives, including our NEOs. Based on these factors, in February 2021, the Human Resources and Compensation Committee approved salary increases for each of our NEOs, except Mr. Black, in the range of 2.9% to 12.5% to move salaries toward the 50th percentile of our peer group. The base salary paid to each NEO during the 2021 Fiscal Year is shown below.
	2020 Base Salary	2021 Base Salary	2021 Salary Increase
Doug Black	$850,000	$850,000	0%
John Guthrie(1)	$400,000	$450,000	12.5%
Briley Brisendine	$430,000	$445,000	3.5%
Scott Salmon(2)	$360,000	$375,000	4.2%
Joseph Ketter	$340,000	$350,000	2.9%
Greg Weller(3)	$340,000	$370,000	8.8%

(1)
Mr. Guthrie’s base salary was increased to better align with the 50th percentile of the FW Cook competitive market analysis and as a result of his performance.

(2)
Mr. Salmon’s base salary was increased to $400,000 by the Human Resources and Compensation Committee on October 25, 2021 to recognize Mr. Salmon for accepting new and expanded responsibilities. This salary increase was not taken into account in illustrating Mr. Salmon’s 2021 base salary or percentage salary increases.

(3)
Mr. Weller’s base salary was increased to $375,000 by the Human Resources and Compensation Committee on October 25, 2021 to recognize Mr. Weller’s change of role. This salary increase was not taken into account in illustrating Mr. Weller’s 2021 base salary or percentage salary increases.

Short-Term Annual Cash Incentives
Our short-term annual cash incentives are designed to focus our NEOs on achieving superior performance against business objectives and results for the Company as a whole and, in addition, reward them for the achievement of specific individual performance and/or other goals which the Human Resources and Compensation Committee and CEO (in the case of NEOs other than himself) subjectively determine based on their assessment of the executive’s performance during the year. By conditioning a significant portion of our NEOs’ potential total cash compensation on the Company’s achievement of clearly defined metrics, we reinforce our focus on creating a strong pay-for-performance culture.

All of our NEOs were eligible in the 2021 Fiscal Year to receive short-term annual cash incentives based on the achievement of pre-established annual Company financial and performance metrics approved by the Human Resources and Compensation Committee. For the 2021 Fiscal Year, each NEO had a target incentive opportunity expressed as a percentage of his base salary paid during the year. The threshold, target and maximum percentages of base salary and actual percentages of target for our NEOs for the 2021 Fiscal Year were as follows:
	Threshold(1)	Target(1)	Maximum(1)	Actual(1)
Doug Black	62.5%	125%	275%	258%
John Guthrie	30%	60%	132%	125%
Briley Brisendine	30%	60%	132%	127%
Scott Salmon	30%	60%	132%	125%
Joseph Ketter	30%	60%	132%	125%
Greg Weller(2)	31%	62%	136%	127%

(1)
Expressed as a percentage of base salary. For the 2021 Fiscal Year, each of the various components of the annual incentive awards were subject to a cap, as set forth below.

(2)
Mr. Weller’s short-term annual cash incentive target was increased from 60% of base salary to 70% of base salary beginning October 25, 2021 in connection with his change of role and prorated for the partial year.

The Human Resources and Compensation Committee selected Adjusted EBITDA as the primary financial performance metric for our NEOs’ short-term annual cash incentive opportunity, measured against the Adjusted EBITDA goals established by the Human Resources and Compensation Committee in the beginning of the 2021 Fiscal Year and adjusted mid-year for acquisitions completed during the first half of the 2021 Fiscal Year in accordance with our long-standing practice. The Adjusted EBITDA target goal of $302 million represented an increase of 17.1% compared to 2020 Fiscal Year actual performance of $258 million. In order to ensure our team continues to deliver outstanding customer service, the Human Resources and Compensation Committee also utilized Company-wide NPS as a component of each NEO’s short-term annual cash incentive. In addition, in order to drive continued sales growth, the Human Resources and Compensation Committee also utilized Organic Daily Sales growth as a component of our NEOs’ short-term annual cash incentives (except Mr. Salmon). The Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement with respect to the strategic performance goals and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on his individual strategic performance goals and made a recommendation to the Human Resources and Compensation Committee. The following table shows the weighting of the 2021 Fiscal Year performance metrics for each NEO, expressed as a percentage of each NEO’s 2021 Fiscal Year total short-term annual cash incentive opportunity.
	Adjusted EBITDA(1)	Company NPS(2)	Organic Daily Sales Growth(2)	National Account Growth(2)	Strategic Performance(2)(3)
Doug Black	70%	5%	5%	—	20%
John Guthrie	70%	5%	5%	—	20%
Briley Brisendine	70%	5%	5%	—	20%
Scott Salmon	70%	10%	—	10%	10%
Joe Ketter	70%	5%	5%	—	20%
Greg Weller	70%	5%	7.5%	—	17.5%

(1)
The Adjusted EBITDA component of the short-term annual cash incentive opportunity is capped at 250% of target.

(2)
Company NPS, Organic Daily Sales Growth, National Account Growth and Strategic Performance components of the short-term annual cash incentive opportunity are each capped at 150% of target.

(3)
For more detail on individual strategic performance goals, see the table detailing individual criteria on page 35.

The following table shows the threshold, target, stretch, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Adjusted EBITDA component of the 2021 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
Adjusted EBITDA(1)	Level of Achievement(2)(3)	Multiple of Target Opportunity
Threshold	$272 million	50%
Target	$302 million	100%
Stretch	$341 million	150%
Maximum	$418 million	250%
Actual	$415 million	245%

(1)
Adjusted EBITDA was calculated using EBITDA for the Company for the 2021 Fiscal Year, as further adjusted for items such as stock-based compensation expense, (gain) loss on sale of assets, acquisitions and other adjustments. See Appendix A to this Proxy Statement for a reconciliation of Adjusted EBITDA to Net income (loss), the corresponding GAAP financial measure.

(2)
In order to mitigate the impact of acquisitions not reflected in the levels of achievement for the Adjusted EBITDA performance metric originally approved by the Human Resources and Compensation Committee in February 2021, in August 2021, the Human Resources and Compensation Committee increased threshold and target goals by $20.2 million each to take into account anticipated Adjusted EBITDA contributions from acquisitions completed during the first half of the 2021 Fiscal Year. Acquisitions completed during the second half of the 2021 Fiscal Year were excluded from the calculation of Adjusted EBITDA for purposes of determining short-term annual cash incentive compensation.

(3)
The Adjusted EBITDA weighted performance multiplier is determined by linear interpolation of the percentage achievement between threshold and target goals.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Company NPS component of the 2021 Fiscal Year short-term annual cash incentive opportunities for our NEOs.
Company NPS(1)	Level of Achievement	Multiple of Target Opportunity
Threshold	65	50%
Target	76	100%
Maximum	80	150%
Actual	77	109%

(1)
Company NPS is based on responses from a customer survey regarding customer experience. Respondents to the survey are categorized as detractors (0-6 score for likelihood to recommend), passives (7-8) and promoters (9-10). Company NPS is then calculated by subtracting the percentage of detractors from the percentage of promoters.

The following table shows the threshold, target, maximum and actual performance levels, along with the multiple of target incentive opportunity, for the Organic Daily Sales growth component of the 2021 Fiscal Year incentive opportunities for our NEOs.
Organic Daily Sales Growth(1)	Level of Achievement	Multiple of Target Opportunity
Threshold	4.2%	50%
Target	6.2%	100%
Maximum	8.2%	150%
Actual	21.6%	150%

(1)
“Organic Daily Sales” refers to Organic Sales in the fiscal reporting period divided by the number of business days, excluding Saturdays, Sundays and holidays, that our branches are open during such relevant fiscal reporting period. “Organic Sales” is defined as all sales, including sales from newly-opened greenfield branches and decreases in sales from closing existing branches, but excluding any sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal reporting period. Organic Daily Sales is a non-GAAP financial measure. Reconciliation to the corresponding GAAP financial measure can be found in Appendix A to this Proxy Statement.

To determine the level of achievement of the NEOs’ individual strategic performance criteria, the Human Resources and Compensation Committee subjectively assessed Mr. Black’s achievement and, with respect to the other NEOs, Mr. Black evaluated the performance of each NEO based on their individual strategic performance measures and made a recommendation to the Human Resources and Compensation Committee with respect to each NEO’s level of achievement. The individual criteria related to specific individual categories of performance measures, level of achievement and factors supporting such level of achievement are set forth below.
Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Doug Black	SiteOne Safety	100%	• Decreased lost time incident rate • Enhanced safety programs
	Diversity and Inclusion	75%	• Increased leader and overall diversity • Increased bilingual branches from 41% to 45%, short of 51% goal • Active ARGs and D&I programs
	Key Business Focus Areas	150%	• Strong progress with commercial and operational initiatives and building team and systems infrastructure
John Guthrie	Accounting and Internal Audit	125%	• Excellent progress in process automation and past due reduction
	FP&A and Performance Management	125%	• Improvements in forecast accuracy and field analysis and support
	Diversity and Inclusion	100%	• Increased leadership diversity • Support of ARGs and D&I programs
Briley Brisendine	SiteOne Safety	100%	• Decreased lost time incident rate • Enhanced safety programs
	Governance, Field Support and Risk Management	150%	• Publication of enhanced ESG Report • Governance management • Responsiveness and support to field operations
	Real Estate and Regulatory	125%	• Enhanced regulatory team • Created construction team • Completed facilities maintenance pilot program

Name	Individual Performance Categories	Level of Achievement	Factors Supporting Level of Achievement
Scott Salmon	Strategy and Acquisition Growth / Performance	100%	• Number of completed acquisitions • Financial performance of acquired companies • Enhanced strategy and development team, including new integration leader
Joe Ketter	SiteOne Safety	100%	• Decreased lost time incident rate • Enhanced safety programs
	Diversity and Inclusion	75%	• Increased leader and overall diversity • Increased bilingual branches from 41% to 45%, short of 51% goal • Active ARGs and D&I programs
	Team Development	150%	• Management of COVID-19 response • Enhanced onboarding and training programs
Greg Weller	Supply Chain Excellence	150%	• Successful distribution facility expansion • Excellent product availability despite supplier challenges • Rollout of transportation management system
	Operations Excellence & Acquisition Integration	50%	• Under target on operational excellence progress • Progress on acquisition integration quality and speed
	Diversity and Inclusion	100%	• Good progress on diversity • Leader of BRIDGE ARG, support of D&I programs
Achievement of the Adjusted EBITDA, Company NPS, Organic Daily Sales growth and the individual performance measures, taken together, resulted in short-term annual cash incentive payouts for the 2021 Fiscal Year of $2,188,749 to Mr. Black, $554,530 to Mr. Guthrie, $560,814 to Mr. Brisendine, $470,801 to Mr. Salmon, $436,166 to Mr. Ketter and $465,530 to Mr. Weller. The award paid to each of our NEOs is shown in the “Summary Compensation Table” on page 41 under the “Non-Equity Incentive Plan Compensation” column.
Long-Term Equity Incentives
Our 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) serves as the primary vehicle for providing equity incentives to our associates and directors. Prior to obtaining stockholder approval of the 2020 Plan at our 2020 Annual Meeting of Stockholders, we granted equity awards under the 2016 Omnibus Equity Incentive Plan (the “2016 Plan”). The 2020 Plan replaced the 2016 Plan, under which no additional awards will be granted; however, outstanding awards granted under the 2016 Plan will remain outstanding and will continue to be administered in accordance with the terms of the 2016 Plan and the applicable award agreements.
The Human Resources and Compensation Committee began making annual equity grants to our executives in 2017 as part of our compensation program. In addition, the Human Resources and Compensation Committee may, from time to time, provide an equity award to one or more of our NEOs to retain and reward key talent or to reflect increased responsibilities. The Human Resources and Compensation Committee may also review and approve equity awards for promotions. For more information regarding the equity awards granted to our NEOs under the 2020 Plan during the 2021 Fiscal Year, see the “Grants of Plan-Based Awards for 2021 Fiscal Year” table on page 42.
Prior to our IPO and the adoption of the 2020 Plan and 2016 Plan, our NEOs participated in the Amended and Restated SiteOne Landscape Supply, Inc. Stock Incentive Plan (f/k/a CD&R Landscapes Parent, Inc. Stock Incentive Plan) (the “Stock Incentive Plan”). Each of our NEOs other than Mr. Salmon, who was hired post-IPO, received options under the Stock Incentive Plan in connection with the commencement of their employment. For more information regarding these options, see the “Outstanding Equity Awards at 2021 Fiscal Year End” on page 44 and the discussion under “Options Granted under the Stock Incentive Plan” on page 43 below.

Awards Granted During 2021 under the 2020 Plan
To create a “pay-for-performance” environment, compensation is weighted toward at-risk compensation. Our long-term equity incentive program, which consisted of approximately 33% stock options, 33% RSUs and 33% PSUs for the 2021 Fiscal Year, is designed to serve stockholders’ best interests through sustained long-term performance.
The table below sets forth the number of target stock options, RSUs and PSUs awarded to each NEO in the 2021 Fiscal Year:
Name	Number of Options Awarded	Number of RSUs Awarded	Number of PSUs Awarded	Targeted Fair Value for All 2021 Awards
Doug Black	20,764	6,018	6,018	$3,000,000
John Guthrie	3,979	1,153	1,153	$575,000
Briley Brisendine	4,325	1,253	1,253	$625,000
Scott Salmon	3,806	1,103	1,103	$550,000
Joseph Ketter	3,287	952	952	$475,000
Greg Weller(1)	4,143	1,628	1,003	$700,000

(1)
In addition to the annual equity awards granted in February, Mr. Weller was granted an additional 683 options and 625 RSUs in November 2021 in connection with his change of role.

Performance Stock Units
PSUs are earned based upon the Company’s performance, over a three-year period, measured by pre-tax income plus amortization (“EBTA”) growth relative to a select peer group, subject to adjustment based upon the application of a return on invested capital (“ROIC”) modifier, as set forth below. The “Performance Period” for the PSUs awarded in February 2021 is a three-year period commencing January 4, 2021 and ending December 31, 2023. The Performance Period for the PSUs awarded in February 2020 is a three-year period commencing December 30, 2019 and ending January 1, 2023. The Performance Period for the PSUs awarded in February 2019 is a three-year period commencing December 31, 2018 and ending January 2, 2022. Vesting of PSUs is contingent upon each NEO’s continued employment, subject to certain exceptions as set forth in the PSU agreement.

The table below sets forth the performance criteria for the PSUs:
Performance Level	Relative EBTA Growth	% Target Award	Performance Level	Avg. ROIC	Modifier to PSUs Earned Based on Relative EBTA Growth(1)
<Threshold	<25th percentile	0%
Threshold	25th percentile	50%	Below Target	<12%	-20%
Target	50th percentile	100%	Target	12%-20%	0%
Maximum	>=75th percentile	200%	Above Target	>20%	+20%

(1)
Payout on EBTA growth performance will be capped at 100% of target if the Company’s absolute EBTA growth is negative. Payout for performance between levels noted above will be determined using straight-line interpolation. Total payout will be capped at 200% of target.

Employment Arrangements and Severance Agreements
Under certain circumstances, we recognize that special arrangements with respect to an executive’s employment may be necessary or desirable. In connection with their commencement of employment, we entered into an employment agreement with Mr. Black setting forth the terms of his employment as our CEO and letter agreements with the other NEOs setting forth the terms of their employment with the Company. The agreements for each NEO provide for employment on an “at will” basis. Mr. Black’s employment agreement includes severance benefits, salary, bonus, benefits and the specific terms described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Material Terms of Employment Arrangements” on page 43 and under “Potential Payments Upon Termination or Change in Control” on page 45. The letter agreements with the other NEOs include salary, bonus, benefits and the specific terms described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Material Terms of Employment Arrangements” on page 43. In addition, we have entered into severance agreements with Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller, which set forth certain severance benefits to be received by the executive upon a qualifying termination of employment. The severance arrangements with our NEOs operate with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the executive’s employment is involuntarily terminated (other than for cause or without good reason) within 12 months following a change-in-control. For a further discussion of these benefits, see below under “Potential Payments Upon Termination or Change in Control — Separation Benefits Agreements with Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller” on page 46.
Other Benefits
The benefits provided to our NEOs are generally the same as those provided to our other salaried associates and include, but are not limited to, medical, dental, health, accident, hospitalization and disability insurance, and a tax-qualified 401(k) plan. In addition, NEOs receive company-paid life insurance benefits of 2X base salary. Prior to the COVID-19 pandemic, certain of our NEOs and their spouses attended an annual customer event of which the Company covered certain expenses for the NEOs’ spouses as an additional benefit.
Tax and Accounting Considerations
The Human Resources and Compensation Committee and management have taken into account the accounting and tax impact, including Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, of various program designs to balance the potential cost to us with the value to the executive. Section 162(m), as most recently amended in December 2017 in connection with tax reform legislation, limits the deductibility of compensation paid to “covered employees” in excess of $1,000,000 in any taxable year. While the Human Resources and Compensation Committee may consider the impacts of Section 162(m) when determining executive compensation, it may authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.
The Human Resources and Compensation Committee and management also consider the accounting implications of our executive officer compensation program. The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of Financial Accounting Standards

Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.
Executive Officer Stock Ownership and Retention Guidelines
The Company has established stock ownership and retention guidelines in order to further align the long-term interests of our executive officers with those of our stockholders. Our stock ownership guidelines limit the ability of our CEO and each Covered Executive from selling shares of the Company’s common stock unless they own shares having an aggregate value equal to a multiple of annual base salary, as follows:
Position	Multiple
Chief Executive Officer	6x Annual Base Salary
Covered Executives	2x Annual Base Salary
Only shares held directly by the individual count for purposes of ownership under the stock ownership guidelines.
The CEO and each Covered Executive is required to hold 50% of shares acquired as a result of any settlement of compensatory awards (net of any shares withheld for taxes and the exercise price of stock options) until ownership guidelines have been met. Currently, our CEO and each Covered Executive is in compliance with the Executive Officer Stock Ownership and Retention Guidelines.
We have also established stock ownership requirements for our non-employee directors. See “Director Compensation — Non-Employee Director Stock Ownership and Retention Guidelines” on page 51.

Letter from the Human Resources and Compensation Committee

Dear Fellow Stockholders,
The Human Resources and Compensation Committee is committed to ensuring that SiteOne has the right leadership team firmly in place for the long term and that our compensation programs appropriately balance business performance and accountability to build a stronger, more sustainable and more valuable company. At each of our quarterly meetings, we review a number of human capital metrics, including metrics related to diversity, pay equity, associate development and associate turnover. In 2021, we continued to enhance our emphasis on diversity and inclusion and associate engagement. In addition, we closely monitored the Company’s response to the ongoing COVID-19 pandemic that prioritized the safety of our associates and customers.
We continue to closely evaluate the Company’s linkage between pay and performance, carefully considering feedback from our stockholders. We remain committed to considering stockholder views as we continue this important work.
Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis, and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the 2021 Fiscal Year.
By the Company’s Human Resources and Compensation Committee:
Jeri L. Isbell (Chair)
Fred M. Diaz
W. Roy Dunbar

Additional Executive Compensation Information

Summary Compensation Table
The following table sets forth the compensation of our NEOs for the 2021 Fiscal Year and the two immediately preceding fiscal years.
Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Doug Black Chairman and Chief Executive Officer	2021	850,000	997,710	1,999,781	2,188,749	12,553	6,048,793
	2020	855,769	1,034,506	1,349,850	1,623,182	12,252	4,875,559
	2019	798,462	1,063,281	1,149,941	1,039,631	16,248	4,067,563
John Guthrie Executive Vice President, Chief Financial Officer	2021	442,308	191,191	383,142	554,530	12,452	1,583,623
	2020	401,346	191,559	249,807	365,873	12,073	1,220,658
	2019	368,231	208,020	224,932	176,567	11,822	989,572
Briley Brisendine Executive Vice President, General Counsel and Secretary	2021	442,692	207,816	416,372	560,814	12,454	1,640,148
	2020	434,038	229,876	299,809	401,763	12,127	1,377,613
	2019	408,539	208,020	224,932	198,963	11,890	1,052,344
Scott Salmon(5) Executive Vice President, Strategy and Development	2021	377,019	182,878	366,527	470,801	12,334	1,409,559
	2020	364,808	191,559	249,807	310,049	12,011	1,128,234
	2019	285,385	423,288	459,993	137,705	10,968	1,317,339
Joseph Ketter(6) Executive Vice President, Human Resources	2021	348,462	157,940	316,350	436,166	12,293	1,271,211
	2020	340,615	172,400	224,806	313,161	11,974	1,062,956
	2019	—	—	—	—	—	—
Greg Weller(7) Former Executive Vice President, Operations	2021	366,250	216,276	483,297	465,530	11,979	1,543,332
	2020	342,308	172,400	224,806	309,284	11,974	1,060,772
	2019	311,923	196,258	214,038	151,722	16,006	889,947

(1)
Represents the actual sum of regular pay, paid-time off, holiday and back pay earned for the 2021, 2020 and 2019 fiscal years, as applicable.

(2)
The amount reported reflects the aggregate grant date fair value of the option awards and stock awards granted in the respective year, computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements included in our Annual Report on Form 10-K for the 2021 Fiscal Year filed with the SEC on February 24, 2022 for a discussion of the relevant assumptions used in calculating these amounts. The maximum award value for the PSUs granted in Fiscal Year 2021 (determined as described above in “— Elements of Our Executive Compensation Program — Long-Term Equity Incentives” on page 36) is $1,999,781 for Mr. Black, $383,142 for Mr. Guthrie, $416,372 for Mr. Brisendine, $366,527 for Mr. Salmon, $316,350 for Mr. Ketter and $333,297 for Mr. Weller. The maximum award value for the PSUs granted in Fiscal Year 2020 is $1,349,850 for Mr. Black, $249,807 for Mr. Guthrie, $299,809 for Mr. Brisendine, $249,807 for Mr. Salmon, $224,806 for Mr. Ketter and $224,806 for Mr. Weller. The maximum award value for the PSUs granted in Fiscal Year 2019 is $1,149,941 for Mr. Black, $224,932 for Mr. Guthrie, $224,932 for Mr. Brisendine, $459,993 for Mr. Salmon and $149,921 for Mr. Weller.

(3)
Includes short-term annual cash incentives earned with respect to the 2021, 2020 and 2019 fiscal years. For more detail, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 32.

(4)
For the 2021 Fiscal Year, reflects: (i) Company 401(k) match of $11,400 for each of Messrs. Black, Guthrie, Brisendine, Salmon, Ketter and Weller, (ii) life and accidental death insurance premiums paid by the Company on behalf of each NEO and (iii) certain wellness incentive payments that are available to all employees.

(5)
Mr. Salmon joined the Company on March 11, 2019.

(6)
Mr. Ketter was not a NEO in 2019.

(7)
Although Mr. Weller was not a NEO in 2020, his 2020 compensation is included pursuant to SEC guidance.

Grants of Plan-Based Awards for 2021 Fiscal Year
The following table provides information concerning plan-based awards granted to the NEOs in the 2021 Fiscal Year.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)(4)	All Other Stock Awards: Number of Securities Underlying Awards (#)(5)	Exercise or Base Price of Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Doug Black	—	531,250	1,062,500	2,337,500	—	—	—	—	—	—	—
	2/11/2021	—	—	—	—	6,018	12,036	—	—	—	999,891
	2/11/2021	—	—	—	—	—	—	20,764	—	166.15	997,710
	2/11/2021	—	—	—	—	—	—	—	6,018	—	999,891
John Guthrie	—	132,981	265,961	585,114	—	—	—	—	—	—	—
	2/11/2021	—	—	—	—	1,153	2,306	—	—	—	191,571
	2/11/2021	—	—	—	—	—	—	3,979	—	166.15	191,191
	2/11/2021	—	—	—	—	—	—	—	1,153	—	191,571
Briley Brisendine	—	132,894	265,789	584,736	—	—	—	—	—	—	—
	2/11/2021	—	—	—	—	1,253	2,506	—	—	—	208,186
	2/11/2021	—	—	—	—	—	—	4,325	—	166.15	207,816
	2/11/2021	—	—	—	—	—	—	—	1,253	—	208,186
Scott Salmon	—	113,337	226,673	498,681	—	—	—	—	—	—	—
	2/11/2021	—	—	—	—	1,103	2,206	—	—	—	183,263
	2/11/2021	—	—	—	—	—	—	3,806	—	166.15	182,878
	2/11/2021	—	—	—	—	—	—	—	1,103	—	183,263
Joseph Ketter	—	104,596	209,192	460,222	—	—	—	—	—	—	—
	2/11/2021	—	—	—	—	952	1,904	—	—	—	158,175
	2/11/2021	—	—	—	—	—	—	3,287	—	166.15	157,940
	2/11/2021	—	—	—	—	—	—	—	952	—	158,175
Greg Weller(7)	—	113,683	227,365	500,203	—	—	—	—	—	—	—
	11/1/2021	—	—	—	—	—	—	683	—	240.00	50,023
	11/1/2021	—	—	—	—	—	—	—	625	—	150,000
	2/11/2021	—	—	—	—	1,003	2,006	—	—	—	166,648
	2/11/2021	—	—	—	—	—	—	3,460	—	166.15	166,253
	2/11/2021	—	—	—	—	—	—	—	1,003	—	166,648

(1)
For a discussion of the payout opportunities under our short-term annual cash incentive plan for the 2021 Fiscal Year, see above under “— Elements of Our Executive Compensation Program — Short-Term Annual Cash Incentives” on page 32. Actual amounts paid to each of our NEOs is shown in the “Summary Compensation Table” on page 41 under the “Non-Equity Incentive Plan Compensation” column.

(2)
The annual incentive opportunity with respect to the Adjusted EBITDA, Company NPS, Organic Daily Sales growth and individual strategic performance component for each NEO was capped at 250%, 150%, 150% and 150% of target, respectively, for the 2021 Fiscal Year.

(3)
Includes the time-based PSUs granted to each of our NEOs under the 2020 Plan, which will be earned based on the Company’s performance over the three-year performance period ending January 1, 2023. See “— Elements of Our Executive Compensation Program — Performance Stock Units” on page 37.

(4)
Reflects stock options granted under the 2020 Plan, which vest in four equal installments on each of the first through fourth anniversaries of the grant date.

(5)
Includes the time-based RSUs granted to each of our NEOs under the 2020 Plan, which vest annually in four equal installments beginning on February 11, 2022. In the case of Mr. Weller, an additional tranche of RSUs was granted in connection with his change of role, which vest annually in four equal installments beginning on November 1, 2022.

(6)
Reflects the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718, modified to exclude the effect of estimated forfeitures. See Note 7, “Employee Benefit and Stock Incentive Plans,” to the financial statements in our Annual Report on Form 10-K for the 2021 Fiscal Year filed with the SEC on February 24, 2022 for a discussion of the relevant assumptions used in calculating these amounts.
(7)
In addition to the annual equity awards granted in February, Mr. Weller was granted an additional 683 options and 625 RSUs in November 2021 in connection with his change of role.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Material Terms of Employment Arrangements
On April 21, 2014, the Company entered into an employment agreement with Mr. Black. Mr. Black’s employment agreement provides for his employment at-will, and he may be terminated at any time by either party. Under his agreement, Mr. Black is entitled to a base salary to be determined annually by the Company’s Human Resources and Compensation Committee and is eligible for payment of a short-term annual cash incentive, with a target amount equal to 125% of his base salary. Mr. Black’s employment agreement also specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons, which are discussed further below.
In connection with his offer of employment, the Company also entered into a letter agreement with Mr. Brisendine. Under the letter agreement, Mr. Brisendine is entitled to a base salary to be determined annually by the Human Resources and Compensation Committee and is eligible for payment of short-term annual cash incentive. The target short-term annual cash incentive for Mr. Brisendine is equal to 60% of his base salary, subject to meeting performance goals set annually. The target short-term annual cash incentive for Mr. Brisendine of 60% of base salary for the 2021 Fiscal Year is consistent with the target short-term annual cash incentive for Fiscal Year 2020. In addition, each of Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller has a severance agreement, which specifies the payments and benefits to which such executives are entitled upon a termination of employment for specified reasons, which are discussed further below.
Options Granted under the Stock Incentive Plan
The Stock Incentive Plan and an employee stock option agreement govern the stock options granted to our NEOs prior to the adoption of the 2016 Plan, including, among other things, the vesting provisions of the options and the option term. Options granted under the Stock Incentive Plan generally vest in five equal annual installments, subject to the recipient’s continued employment, and have a term of ten years. In the event an executive’s employment is terminated due to death or disability, the remaining options will immediately vest. In the case of a termination for “cause” (as defined in the Stock Incentive Plan), all of an executive’s options, whether vested or unvested, will be canceled effective upon the executive’s termination of employment. Following a termination of an executive’s employment other than for “cause,” vested options granted under the Stock Incentive Plan are canceled unless the executive exercises the options within 90 days (or 180 days if the termination was due to death, disability or retirement after age 65) or, if sooner, prior to the options’ normal expiration date. For more detail on the Stock Incentive Plan, see “— Elements of Our Executive Compensation Program — Long-Term Equity Incentives” on page 36.
Options, RSUs, and PSUs Granted Under the 2016 Plan and 2020 Plan
From 2017 to 2020, the 2016 Plan and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs prior to the adoption of the 2020 Plan, including, among other things, the vesting and forfeiture provisions. The 2020 Plan and applicable equity award agreement govern the terms of the options, RSUs and PSUs granted to our NEOs since 2021. Options granted under either the 2016 Plan or 2020 Plan generally vest in four equal annual installments and expire in 10 years. RSUs granted under the 2016 Plan and 2020 Plan generally vest in four equal annual installments and upon vesting convert into common stock on a one-for-one basis.
For more detail on PSU performance metrics, see “— Elements of Our Executive Compensation Program — Performance Stock Units” on page 37.
For more detail on option and RSU vesting, including acceleration and forfeiture, see “— Accelerated Vesting of Options, RSUs and PSUs on Certain Terminations of Employment or a Change in Control — 2020 Plan and 2016 Plan” on page 47.

Outstanding Equity Awards at 2021 Fiscal Year End
		Option Awards(1)(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of RSUs that have not Vested (#)(4)	Market Value of RSUs that have not Vested ($)(5)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(5)
Doug Black	2/11/2021	—	20,764	166.15	2/11/2031	6,018	1,458,041	6,018	1,458,041
	2/5/2020	9,963	29,887	101.63	2/5/2030	4,981	1,206,797	6,641	1,608,981
	2/6/2019	33,437	33,436	51.59	2/6/2029	5,572	1,349,984	—	—
	2/14/2018	50,390	16,797	77.04	2/14/2028	1,866	452,094	—	—
	2/17/2017	87,141	—	38.73	2/17/2027	—	—	—	—
	5/19/2014	328,448	—	5.50	5/19/2024	—	—	—	—
John Guthrie	2/11/2021	—	3,979	166.15	2/11/2031	1,153	279,349	1,153	279,349
	2/5/2020	—	5,534	101.63	2/5/2030	922	223,382	1,229	297,762
	2/6/2019	—	6,541	51.59	2/6/2029	1,090	264,085	—	—
	2/14/2018	—	3,359	77.04	2/14/2028	373	90,370	—	—
Briley Brisendine	2/11/2021	—	4,325	166.15	2/11/2031	1,253	303,577	1,253	303,577
	2/5/2020	2,214	6,641	101.63	2/5/2030	1,106	267,962	1,475	357,363
	2/6/2019	6,542	6,541	51.59	2/6/2029	1,090	264,085	—	—
	2/14/2018	10,078	3,359	77.04	2/14/2028	373	90,370	—	—
	2/17/2017	18,590	—	38.73	2/17/2027	—	—	—	—
	5/12/2016	35,000	—	26.67	5/12/2026	—	—	—	—
	9/8/2015	1,035	—	12.84	9/8/2025	—	—	—	—
Scott Salmon	2/11/2021	—	3,806	166.15	2/11/2031	1,103	267,235	1,103	267,235
	2/5/2020	1,845	5,534	101.63	2/5/2030	922	223,382	1,229	297,762
	3/11/2019	13,203	13,203	52.26	3/11/2029	2,200	533,016	—	—
Joe Ketter	2/11/2021	—	3,287	166.15	2/11/3021	952	230,651	952	230,651
	2/5/2020	1,660	4,981	101.63	2/5/2030	829	200,850	1,106	267,962
	2/6/2019	4,361	4,361	51.59	2/6/2029	726	175,895	—	—
	2/14/2018	6,563	2,187	77.04	2/14/2028	243	58,874	—	—
	2/17/2017	10,108	—	38.73	2/17/2027	—	—	—	—
	7/27/2015	46,690	—	12.84	7/27/2025	—	—	—	—
Greg Weller	11/1/2021	—	683	240.00	11/1/2031	625	151,425	—	—
	2/11/2021	—	3,460	166.15	2/11/2031	1,003	243,007	1,003	243,007
	2/5/2020	1,660	4,981	101.63	2/5/2030	829	200,850	1,106	267,962
	5/15/2019	454	1,454	66.10	5/15/2029	485	117,506	—	—
	2/6/2019	1,361	4,361	51.59	2/6/2029	726	175,895	—	—
	2/14/2018	—	2,187	77.04	2/14/2028	243	58,874	—	—
	4/15/2015	94	—	8.02	4/15/2025	—	—	—	—

(1)
The options granted under the 2016 Plan and 2020 Plan vest in four equal installments on each of the first through fourth anniversaries of the date of grant.

(2)
The options granted under the Stock Incentive Plan vested in five equal installments on each of the first through fifth anniversaries of the date of grant.

(3)
Option exercise prices for options granted prior to April 29, 2016 reflect equitable adjustments by the Board in connection with the declaration and payment of the one-time cash dividend in April 2016.

(4)
The RSUs will vest and settle into shares of common stock in four equal annual installments on each of the first through fourth anniversaries of the date of grant, subject to the NEO’s continued employment.

(5)
Based on the closing price of the Company’s common stock ($242.28) on December 31, 2021.

(6)
The PSUs will vest and settle into common stock as described above in “Elements of Our Executive Compensation Program — Performance Stock Units.”

Option Exercises and Stock Vested in 2021 Fiscal Year
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(2)(3)
Doug Black	254,000	46,404,900	19,878	4,144,350
John Guthrie	19,841	2,645,456	3,921	815,918
Briley Brisendine	20,000	3,666,200	3,983	826,298
Scott Salmon	—	—	5,809	1,310,146
Joseph Ketter	1,400	196,084	2,618	544,893
Greg Weller	23,628	3,131,921	2,811	579,521

(1)
The value realized on option exercises is the difference between the market price of the underlying securities at exercise and the exercise or base price of the options.

(2)
A participant is vested in the right to receive PSUs granted in 2019 under the applicable PSU award agreement as of January 2, 2022 (the end of the performance cycle). However, pursuant to the terms of the award, the actual number of shares to be awarded to the participant is not known until the Human Resources and Compensation Committee determines the applicable performance levels of the underlying (i) relative EBTA growth and (ii) absolute ROIC after the end of the performance cycle. Accordingly, the values in the table above reflect the target number of PSUs awarded in 2019 multiplied by our closing stock price on December 31, 2021 of $242.28 (the final trading day of Fiscal Year 2021). The final value realized will not be known until after the Human Resources and Compensation Committee completes its determination in verifying the financial information used to calculate the applicable performance level achievements, which may result in a greater or lesser value than shown above. After completion of this process, the actual transfer of common stock is made to participants. As a result, the following amounts have been added to the “Stock Awards” column above to reflect the PSUs that have vested but not settled and, therefore, no value has been received by our NEOs as of March 30, 2022.

	Estimated PSU Stock Awards
	Number of shares vested (#)	Value realized on vesting ($)
Doug Black	11,145	2,700,211
John Guthrie	2,180	528,170
Briley Brisendine	2,180	528,170
Scott Salmon	4,401	1,066,274
Joseph Ketter	1,453	352,033
Greg Weller	1,453	352,033

(3)
The value realized on vesting is determined by multiplying the number of units vested by our closing stock price on the date the units vested. For 2021, units granted on February 17, 2017 vested on February 17, 2021, units granted on February 14, 2018 vested on February 14, 2021, units granted on February 6, 2019 vested on February 6, 2021, units granted on March 11, 2019 vested on March 11, 2021, units granted on May 15, 2019 vested on May 15, 2021 and units granted on February 5, 2020 vested on February 5, 2021 and the closing stock price on those dates was $162.94, $163.64, $167.41, $174.82, $176.08 and $167.41, respectively.

Potential Payments Upon Termination or Change in Control
Employment Agreement with Mr. Black
Mr. Black’s employment agreement specifies the payments and benefits to which he is entitled upon a termination of employment for specified reasons. Pursuant to his employment agreement, if Mr. Black’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, (c) his bonus for the year in which his employment terminates based on actual results, (d) an additional amount equal to the bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that Mr. Black had remained employed and (e) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). Severance will be paid in monthly installments, except that if Mr. Black is terminated within 12 months after a change in control then his severance will be paid in a lump sum. If Mr. Black is terminated for “cause,” or he voluntarily terminates his employment, or if Mr. Black’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If Mr. Black’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon to Mr. Black’s execution and non-revocation of a release.
Mr. Black’s severance arrangement operates with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless his employment is involuntarily terminated (other than for cause or without good reason) within 12 months following a change-in-control.
“Cause” is defined in the employment agreement as (i) conviction of, or plea of nolo contendere to, a crime constituting a felony in the U.S. or a specified type of misdemeanor, (ii) willful or grossly negligent failure to perform material duties, (iii) willful material violation of Company policy, (iv) material breach of a binding agreement to which he is a party and (v) willful conduct that materially and demonstrably harms the Company or any of its subsidiaries. Notice and cure provisions apply.
“Good Reason” is defined in the employment agreement as (i) a material reduction in base salary, (ii) a material reduction in annual incentive compensation opportunity, (iii) a material reduction in his authority, (iv) a transfer of the executive’s primary workplace to a location more than 50 miles from the Company’s headquarters, (v) the failure to elect (or re-elect upon term expiration) him to the Board, the removal of Mr. Black from the Board or (vi) material breach by the Company or any of its subsidiaries of an agreement to which Mr. Black is the counterparty. Notice and cure provisions apply.
Separation Benefits Agreements with Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller
The Company is party to a separation benefits agreement with each of Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller that provide for certain severance benefits in the event of each executive’s termination of employment. Pursuant to the agreements, if the executive’s employment is terminated without “cause,” or if he terminates his employment for “good reason,” he is entitled to receive (a) all salary, bonus and benefits earned but unpaid as of the date of termination, (b) severance pay consisting of 18 months of his base salary, paid in monthly installments (except that if Mr. Brisendine is terminated within 12 months after a change in control then his severance will be paid in a lump sum), (c) an amount equal to his bonus for the year in which his employment terminates based on actual results, prorated for the portion of the performance year that the executive had remained employed, paid at the same time that the Company pays its executive annual bonuses for such fiscal year and (d) continued medical, dental and vision insurance coverage for 18 months at active employee rates (on an after tax-basis). If the executive’s employment is terminated for “cause,” or the executive voluntarily terminates his employment without “good reason,” or if the executive’s employment is terminated due to death, he is only entitled to receive salary, bonus and benefits earned but unpaid as of the date of termination. If the executive’s employment is terminated due to disability, he is entitled to receive (a) salary, bonus and benefits earned but unpaid as of the date of termination and (b) continued medical, dental and vision insurance coverage for 18 months at active employee rates. Any severance payments payable are conditioned upon the executive’s execution and non-revocation of a release.
The severance arrangements for each of Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller operate with a “double trigger” in the event of a change of control, meaning severance payments do not occur unless the employment is involuntarily terminated (other than for cause or good reason) within 12 months following a change-in-control.
The definition of “Cause” in each separation benefit agreement is the same as the definition of “Cause” in Mr. Black’s employment agreement, which is described above under “— Employment Agreement with Mr. Black.”

“Good Reason” is defined in the separation benefit agreement as (i) a reduction in base salary, (ii) a reduction in annual incentive compensation opportunity that is not offset with other increases in compensation, (iii) a material reduction in his authority, (iv) a material reduction in his aggregate welfare benefits, (v) a transfer of the executive’s primary workplace to a location more than 30 miles from the Company’s headquarters or (vi) material breach by the Company or any of its subsidiaries of an agreement to which the executive is the counterparty. Notice and cure provisions apply.
Accelerated Vesting of Options, RSUs and PSUs on Certain Terminations of Employment or a Change in Control
2020 Plan and 2016 Plan
For awards granted under the 2020 Plan and the options and RSUs granted in 2017, 2018, 2019 and 2020 under the 2016 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then all unvested options and RSUs held by the NEO at the time of his or her death or disability will accelerate and become vested. For PSUs granted in 2019 or 2020 under the 2016 Plan or granted in 2021 under the 2020 Plan, if a NEO’s employment is terminated as a result of the NEO’s death or disability, then a pro rata portion of the PSUs will vest (based on target level performance), determined by multiplying the target award by (x) the number of completed months that the NEO was employed with the Company during the performance period and (y) 36 months.
If a NEO resigns or retires at or after the age of 60, and has been an employee of the Company for at least 10 years, subject to certain non-competition requirements, then unvested options and RSUs will continue to vest on the prescheduled vesting dates in the one-year period following the effective date of such resignation or retirement (in the case of options and RSUs granted in 2017), or the two-year period following the effective date of such resignation or retirement (in the case of options and RSUs granted in 2018, 2019, 2020 and 2021). PSUs will vest in a pro-rated number at the end of the performance cycle (based on actual performance) as follows: (x) if retirement occurs in year one of the performance period, then 33% of the PSUs will vest; (y) if retirement occurs in year two of the performance period, then 66% of the PSUs will vest (with the exception of PSUs granted in 2020 for which 67% of the PSUs will vest); and (z) if retirement occurs in year three of the performance period, then 100% of the PSUs will vest.
Upon a termination without cause, unvested options and RSUs will vest in an amount equal to the number of options and RSUs, as applicable, that would have vested on the next scheduled vesting date, had the NEO remained employed through such vesting date, multiplied by a fraction, (x) the numerator of which is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) and (y) the denominator is the number of days from the immediately preceding vesting date (or the grant date, if the termination of employment occurs prior to the first vesting date) through such next vesting date. PSUs will vest (based on actual performance) at the end of the performance period, determined by multiplying the target award by a fraction (x) the numerator of which equals the number of completed months that the NEO was employed with the Company during the performance period and (y) the denominator of which equals 36 months.
If we undergo a “change in control,” as defined below, no vesting or cancellation of awards granted under the 2020 Plan or 2016 Plan will occur if awards are assumed and/or replaced in the change in control with substitute awards having the same or better terms and conditions, provided that any substitute awards must fully vest on a participant’s involuntary termination of employment without “cause” or voluntary termination with “good reason,” in each case occurring within one year following the date of the change in control. If the Human Resources and Compensation Committee determines that substitute awards will not be provided in the change in control, all outstanding awards would fully vest and be cancelled for the same per share payment made to the stockholders in the change in control (less, in the case of options and SARs, the applicable exercise or base price). The Human Resources and Compensation Committee has the ability to prescribe different treatment of awards in the award agreements.
Notwithstanding the foregoing, in the event of a change in control, PSUs will automatically convert into RSUs (based on target level, in the event the change in control occurs prior to the completion of year two of the performance period, or based on performance to date, in the event the change in control occurs in year three of the performance period). The RSUs will vest at the end of the performance period unless the RSUs are not assumed and/or replaced or the participant’s employment is terminated without cause or voluntarily with good reason as described above, in which case the RSUs will vest immediately.

Under the 2016 Plan, a “change in control” is generally defined as the first to occur of the following events:
•
any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or any affiliates of any of the foregoing;

•
within any 12-month period, the persons who were our directors at the beginning of such period (called “incumbent directors”) cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes; or

•
the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours.

Under the 2020 Plan, a “change in control” is generally defined as the first to occur of the following events:
•
the consummation of any transaction that results in the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) of more than 50% of the combined voting power of our then outstanding voting securities, other than any such acquisition by us, any of our subsidiaries, any employee benefit plan of ours or any of our subsidiaries, or any affiliates of any of the foregoing;

•
within any consecutive 24-month period, incumbent directors cease to constitute at least a majority of the Board, except that any director elected or nominated for election to the Board by a majority of the incumbent directors then still in office is deemed to be an incumbent director for these purposes (provided, that that any member of the Board whose initial assumption of office occurs as a result of (including by reason of the settlement of) an actual or threatened proxy contest, election contest or other contested election of directors will not be considered an Incumbent Director for the purposes of the 2020 Plan);

•
the sale, transfer or other disposition of all or substantially all of our assets to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of ours; or

•
the approval of a plan of complete liquidation or dissolution by our stockholders.

Summary of Potential Payments Upon Termination of Employment or Upon the Occurrence of a Change in Control
The following table shows the estimated value of benefits to Messrs. Black, Guthrie, Brisendine, Salmon, Ketter and Weller if their employment had been terminated under the various circumstances described below as of January 2, 2022, the last day of the 2021 Fiscal Year, or upon the occurrence of a change in control (“CIC”). The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried associates), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried associates) and the value of equity awards that were vested by their terms as of January 2, 2022. For a description of the definition of “cause” and the timing of the payments see “Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Black” on page 45 and “Potential Payments Upon Termination or Change in Control — Separation Benefits Agreements with Messrs. Guthrie, Brisendine, Salmon, Ketter and Weller” on page 46.

	Without Cause/ For Good Reason (No CIC) ($)	Without Cause/ For Good Reason (In connection with CIC) ($)	Death/Disability ($)	Retirement ($)(4)	CIC (No Termination) ($)(5)
Doug Black
Severance Pay (base salary and bonus components)(1)	1,275,000	1,275,000	—	—	—
Employer-Paid COBRA(2)	37,607	37,607	37,607	—	—
Value of Equity Award Acceleration(3)	12,910,814	25,169,966	23,661,612	—	25,169,966
Total	14,223,421	26,482,573	23,699,219	—	25,169,966
John Guthrie
Severance Pay (base salary and bonus components)(1)	663,462	663,462	—	—	—
Employer-Paid COBRA(2)	39,298	39,298	39,298	—	—
Value of Equity Award Acceleration(3)	2,504,613	4,846,091	4,560,604	—	4,846,091
Total	3,207,373	5,548,851	4,599,902	—	4,846,091
Briley Brisendine
Severance Pay (base salary and bonus components)(1)	664,038	664,038	—	—	—
Employer-Paid COBRA(2)	39,298	39,298	39,298	—	—
Value of Equity Award Acceleration(3)	2,624,543	5,180,768	4,859,262	—	5,180,768
Total	3,327,879	5,884,104	4,898,560	—	5,180,768
Scott Salmon
Severance Pay (base salary and bonus components)(1)	565,529	565,529	—	—	—
Employer-Paid COBRA(2)	39,298	39,298	39,298	—	—
Value of Equity Award Acceleration(3)	3,018,551	6,231,846	5,954,436	—	6,231,846
Total	3,623,378	6,836,673	5,993,734	—	6,231,846
Joseph Ketter
Severance Pay (base salary and bonus components)(1)	522,693	522,693	—	—	—
Employer-Paid COBRA(2)	39,298	39,298	39,298	—	—
Value of Equity Award Acceleration(3)	1,813,141	3,660,711	3,417,624	—	3,660,711
Total	2,375,132	4,222,702	3,456,922	—	3,660,711
Greg Weller
Severance Pay (base salary and bonus components)(1)	549,375	549,375	—	—	—
Employer-Paid COBRA(2)	7,410	37,410	37,410	—	—
Value of Equity Award Acceleration(3)	1,947,890	4,225,248	3,973,923	—	4,225,248
Total	2,534,675	4,812,033	4,011,333	—	4,225,248

(1)
Pro rata bonus is not included in this table because, assuming a termination of employment on January 2, 2022, the performance period with respect to the 2021 Fiscal Year was complete and the NEO would have been employed for the full performance period.

(2)
Represents Company-paid COBRA for medical, dental and vision coverage based on COBRA 2021 rates.

(3)
Represents the value of unvested equity awards that vest upon the designated event. Stock options, RSUs and PSUs are valued based upon the closing price of our common stock on the NYSE on December 31, 2021, the last trading day in our 2021 Fiscal Year ($242.28).

(4)
As of January 2, 2022, none of our NEOs satisfied the conditions for retirement under the 2020 Plan or the applicable award agreements.

(5)
Assumes no replacement or substitute awards granted in connection with change in control.

Director Compensation

The Board has adopted a non-employee director compensation policy. The Human Resources and Compensation Committee has engaged FW Cook as an outside compensation consultant to ensure the compensation paid to our directors remains competitive, specifically as a result of a market benchmarking survey, using the same peer companies that are used to benchmark executive compensation. Under current policy, all non-employee directors are entitled to cash compensation as set forth below, payable in arrears on a quarterly basis:
Annual Retainer
Board:
All non-employee members	$75,000
Lead Director	$35,000
Audit Committee:
Chair	$32,500
Non-Chair members	$12,500
Human Resources and Compensation Committee:
Chair	$25,000
Non-Chair members	$10,000
Nominating and Corporate Governance Committee:
Chair	$17,500
Non-Chair members	$7,500
Each non-employee director has the right to elect to receive all or a portion of his or her annual cash retainer in the form of deferred share units (“DSUs”) using the fair market value of a share of the Company’s common stock on the payment date subject to deferral requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Under the policy, on the date of each annual meeting of our stockholders, each continuing non-employee director is eligible to receive a prospective equity award for the coming year of service with a grant date fair value of $115,000 in the form of DSUs. The DSUs granted to our non-employee directors under the 2020 Plan vest upon the earlier of (i) the first anniversary of the grant date and (ii) the next annual meeting of stockholders, in each case, subject to such non-employee director’s continued service as a director or other service provider.
In the event of a non-employee director’s termination of service prior to the end of the vesting period due to a voluntary resignation from the board or involuntary removal without cause, a prorated portion of the DSUs will become vested.
In the event of a director’s termination due to death or disability or change in control prior to the non-employee director’s termination of service, the vesting period will lapse and the DSUs will become fully vested.
We have also agreed to reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending in-person Board and committee meetings.

Director Compensation for 2021 Fiscal Year
The following table summarizes the compensation paid to our non-employee directors for the 2021 Fiscal Year.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Fred M. Diaz(1)	—	208,874	208,874
William W. Douglas III	138,874	115,000	253,874
Larisa J. Drake	78,874	115,000	193,874
W. Roy Dunbar	81,374	115,000	196,374
Jeri L. Isbell	103,874	115,000	218,874
Jack L. Wyszomierski	101,374	115,000	216,374

(1)
Mr. Diaz elected to receive 100% of his cash compensation in the form of DSUs and, accordingly, received 488 DSUs, as payment in lieu of his cash compensation.

(2)
Reflects the grant date fair value of 668 DSUs granted to each director on May 12, 2021 and 128 DSUs, 137 DSUs, 122 DSUs and 101 DSUs granted to Mr. Diaz on March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively. The grant date fair value of the DSUs is computed in accordance with FASB ASC Topic 718, modified to exclude any forfeiture assumptions related to service-based vesting conditions, determined by dividing the grant value by the closing price of our common stock on the grant date.

Non-Employee Director Stock Ownership and Retention Guidelines
Our Non-Employee Director Equity Ownership Policy requires each non-employee director to own shares of the Company’s common stock having an aggregate value equal to a multiple of the annual cash retainer as followers:
Position	Multiple
Non-Employee Director	5x Annual Cash Retainer
All shares of the Company’s common stock owned directly or indirectly, and DSUs held by the non-employee director, count for purposes of the ownership policy. Non-employee directors are required to maintain 100% of after-tax shares earned from the non-employee director compensation program until the ownership threshold has been achieved but are not required to purchase equity in the open market in order to comply with the ownership policy.
Also, DSUs granted to our non-employee directors under the 2020 Plan and grants under the 2016 Plan pursuant to our non-employee director compensation policy will not settle into the Company’s common stock until after the director receiving the grant has ceased to serve as a non-employee director on the Board or a change in control. Currently, each non-employee director is in compliance with the Non-Employee Director Stock Ownership and Retention Guidelines.
Human Resources and Compensation Committee Interlocks and Insider Participation

Messrs. Dunbar and Diaz and Ms. Isbell all served as members of the Human Resources and Compensation Committee during the 2021 Fiscal Year. No member of the Human Resources and Compensation Committee during the 2021 Fiscal Year is or at any time has been an officer or employee of the Company or any of its subsidiaries. None of our executive officers serves or has served on the compensation committee or the board of directors of another entity which had an executive officer serving on the Human Resources and Compensation Committee during the 2021 Fiscal Year.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information, as of January 2, 2022, regarding the amount of common stock to be issued upon the exercise of outstanding options and settlement of RSUs, DSUs and PSUs granted under the 2020 Plan, 2016 Plan and the Stock Incentive Plan.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	1,485,865	$48.09	2,029,381
Equity compensation plans not approved by stockholders	—	—	—

(1)
Includes 866,485 stock options, 36,683 RSUs, 47,080 PSUs and 45,477 DSUs granted to officers and directors pursuant to the 2020 Plan, 2016 Plan and the Stock Incentive Plan.

CEO Pay Ratio

For the 2021 Fiscal Year: (i) the total compensation of our median employee (excluding Mr. Black, our CEO) was $57,689; and (ii) the annual total compensation of Mr. Black, our CEO, was $6,048,793. Based on this information, the ratio of the annual total compensation of our CEO to the median employee is 105 to 1.
Methodology
During the 2021 Fiscal Year, there were no changes to our associate population or compensation arrangements that we believe would result in significant changes to our pay ratio disclosure compared to the disclosure in our Proxy Statement delivered in connection with our 2019 Annual Meeting of Stockholders. Accordingly, pursuant to SEC rules, we are using the same median employee as last year for purposes of our pay ratio disclosure. We also used the same median employee in our 2020 Proxy Statement pursuant to SEC rules. To identify our median employee in 2020, as well as to determine the annual total compensation of such median employee, we used our total employee population as of December 31, 2019, which consisted of a total of 4,615 associates, 4,536 of whom were located in the United States and 79 of whom were located in Canada.
Compensation Measure
We use a variety of pay elements to structure the compensation arrangements of our associates, including a short-term annual cash incentive award plan for a portion of our full-time associates, commissioned-based incentive compensation for associates in our various sales organizations and hourly compensation for those associates who are not eligible to receive incentive compensation.
Consequently, for purposes of identifying the median compensated employee, we used the annualized pay rate for both our hourly and salary associates active as of December 31, 2019. We included all permanent associates, including new associates who were hired during the 2019 Fiscal Year but did not work for the Company for the entire fiscal year. For our Canadian associates, we converted their local CAD to USD using the 2019 annual exchange rate of 0.76. We did not make any cost-of-living adjustments in identifying the median employee.
Median Employee
Using the methodology describe above we determined our median employee was a full-time, salaried associate located in the United States. Our median employee’s total annual compensation, calculated using the same methodology used in calculating Mr. Black’s annual total compensation for the 2021 Fiscal Year, was $57,689.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2021 Summary Compensation Table on page 41.

GENERAL INFORMATION
Stock Ownership

The following table sets forth information as of March 15, 2022 with respect to the ownership of our common stock by:
•
each person known to own beneficially more than five percent of our common stock;

•
each of our directors;

•
each of our NEOs; and

•
all of our current executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
Percentage computations are based on 44,873,104 shares of our common stock outstanding as of March 15, 2022.
Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076.
Name of Beneficial Owner	Shares Beneficially Owned	Percent
Kayne Anderson Rudnick Investment Management LLC(1)	4,603,006	10.3%
T. Rowe Price Associates, Inc.(2)	4,195,186	9.3%
The Vanguard Group(3)	3,938,556	8.8%
Baillie Gifford & Co.(4)	3,734,592	8.3%
BlackRock Inc.(5)	2,890,841	6.4%
W. Roy Dunbar(6)	6,657	*
Fred M. Diaz(6)	9,509	*
William W. Douglas III(6)	14,106	*
Jeri L. Isbell(6)	7,614	*
Jack L. Wyszomierski(6)	14,106	*
Larisa J. Drake(6)	3,485	*
Doug Black(7)	949,761	2.1%
John Guthrie(7)	21,717	*
Briley Brisendine(7)	92,940	*
Scott Salmon(7)	27,327	*
Joseph Ketter(7)	84,069	*
Greg Weller(7)	21,482	*
All current directors and executive officers as a group (11 persons)	1,231,291	2.7%

*
Less than one percent.

(1)
As of December 31, 2021, based on information provided in Schedule 13G/A filed with the SEC on February 14, 2022 by Kayne Anderson Rudnick Investment Management LLC (“Kayne”). Kayne reported sole voting power with respect to 2,978,238 shares, shared voting power with respect to 1,461,839 shares, sole dispositive power with respect to 3,141,167 shares and shared dispositive power with respect to 1,461,839 shares. The address for Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.

(2)
As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe”) in which T. Rowe reported that it has sole voting power with respect to 838,575 shares of our common stock and sole power to dispose of, or direct the disposition of 4,195,186 shares of our common stock. The address for T. Rowe is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
As of December 31, 2021, based on information provided in Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group (“Vanguard”). Vanguard reported sole voting power with respect to 0 shares, shared voting power with respect to 23,821 shares, sole dispositive power with respect to 3,875,437 shares and shared dispositive power with respect to 63,119 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
As of December 31, 2021, based on the information provided in a Schedule 13G/A filed with the SEC on January 26, 2022 by Baillie Gifford & Co. (“Baillie Gifford”). Baillie Gifford reported sole voting power with respect to 3,022,075 shares and sole dispositive power with respect to 3,734,592. The address for Baillie Gifford is Calton Square, 1 Greenside Row Edinburgh EH1 3AN, Scotland, UK.

(5)
As of December 31, 2021, based on information provided in a Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. (“BlackRock”) in which BlackRock reported that it has sole voting power with respect to 2,582,330 shares of our common stock and sole power to dispose of, or direct the disposition of 2,890,841 shares of our common stock. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(6)
Includes DSUs granted to the directors for Board service that were immediately vested upon grant: Mr. Dunbar, 6,657 DSUs, Mr. Diaz, 9,509 DSUs, Mr. Douglas, 9,106 DSUs, Ms. Isbell, 7,614 DSUs, Mr. Wyszomierski, 9,106 DSUs and Ms. Drake 3,485 DSUs.

(7)
Includes shares which the current executive officers have the right to acquire on or prior to May 15, 2022 through the exercise of stock options or RSU vesting: Mr. Black, 502,047 shares; Mr. Guthrie, 9,469 shares; Mr. Brisendine, 83,383 shares; Mr. Salmon, 24,447 shares and Mr. Ketter, 76,233 shares. All current executive officers as a group have the right to acquire 695,579 shares prior to May 15, 2022 through the exercise of stock options and RSU vesting. Does not include shares underlying PSUs awarded in 2019 that have vested but not settled to the extent that the applicable performance objectives are achieved. Since Mr. Weller is no longer an executive officer, his ownership is not included in the group total.

Certain Relationships and Related Party Transactions

Policies and Procedures for Related Person Transactions
The Board has approved policies and procedures with respect to the review and approval of certain transactions between us and a “related person,” or a “related person transaction,” which we refer to as our “Related Person Transaction Policy.” In February 2022, the Nominating and Corporate Governance Committee adopted revisions to the Related Person Transaction Policy which memorialized the committee’s responsibility to conduct a reasonable prior review of any related person transaction as required by NYSE rules.
Pursuant to the terms of the Related Person Transaction Policy, the Board, acting through the Nominating and Corporate Governance Committee, must review and decide whether to approve or ratify any related person transaction. Any related person transaction is required to be reported to our legal department, which will then determine whether it should be submitted to the Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then conduct a reasonable prior review and decide whether to approve or deny any related person transaction.
For the purposes of the Related Person Transaction Policy, a related person transaction is any transaction directly or indirectly involving any Related Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act.
A “related person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than five percent of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.
There were no related person transactions during the 2021 Fiscal Year.

Indemnification Agreements
We have entered into indemnification agreements with each of our directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement rights.
2021 Annual Report to Stockholders

Our 2021 Annual Report and Proxy Statement are posted on our website at investors.siteone.com/sec-filings. If any person who was a beneficial owner of the common stock of the Company on March 15, 2022 desires a copy of the Company’s Annual Report on Form 10-K, including the exhibits thereto, the Company will provide such materials without charge upon written request. The request should identify the requesting person as a beneficial owner of the Company’s stock as of March 15, 2022 and should be directed to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary. The Company’s 2021 Annual Report, including the exhibits thereto, is also available through the SEC’s website at www.sec.gov.
Other Business

The Board does not know of any matters which will be brought before the Annual Meeting other than those specifically set forth in this Proxy Statement. If any other matters are properly introduced at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time, the individuals named in the enclosed proxy will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.
Whether or not you expect to attend the Annual Meeting, please complete, date and sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the Annual Meeting.
Stockholder Proposals and Nominations for Director at the 2023 Annual Meeting

Stockholders may present proposals for action or submit nominations for election of directors at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC and our By-laws, as applicable. In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our 2023 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices no later than November 30, 2022 and must comply with the provisions of SEC Rule 14a-8 and our By-laws. Stockholders wishing to bring a proposal or nominate a director at the 2023 Annual Meeting of Stockholders but not include it in our proxy materials must provide written notice of such proposal to our Secretary at our principal executive offices between January 11, 2023 and February 10, 2023 and comply with the other applicable provisions of our By-laws.
By Order of the Board,
L. Briley Brisendine
Executive Vice President,
General Counsel and Secretary

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND ANNUAL MEETING
What are the proxy materials and why am i receiving them?

The accompanying proxy is delivered and solicited on behalf of the Board, in connection with our Annual Meeting to be held on Wednesday, May 11, 2022, at 9:00 a.m., Eastern Time, in a virtual meeting format only at www.virtualshareholdermeeting.com/SITE2022. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and is designed to provide you with information relevant to the voting of your shares at the Annual Meeting. The proxy materials include this Proxy Statement and our Annual Report for the 2021 Fiscal Year and have been made available to you by either mail or Notice.
All stockholders and beneficial owners may access the proxy materials at www.proxyvote.com. In addition, this Proxy Statement and our Annual Report are available on our investor relations website located at investors.siteone.com/sec-filings. If you would like to receive a paper copy of our proxy materials at no charge, please write to SiteOne Landscape Supply, Inc., 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, Attention: Briley Brisendine, Secretary.
What is notice and access and why do we elect to use it?

As permitted by the SEC, Notice and Access provides companies with the ability to make proxy materials available to stockholders electronically via the Internet. We have elected to provide our stockholders with the Notice instead of mailing a full set of printed proxy materials in the mail. The Notice is a document that provides instructions regarding how to:
①	View our proxy materials on the Internet
②	View your shares
③	Request printed copies of these materials, including the proxy card or voting instruction card
On or about March 30, 2022, we began mailing the Notice to beneficial owners and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders who received the Notice may choose to access our proxy materials on the website referenced in the Notice or may request a printed set of our proxy materials. You may also choose to receive future proxy materials by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.
We have chosen to provide electronic access to our proxy materials because utilizing Notice and Access will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our Annual Meeting.
Who is entitled to vote at the annual meeting?

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is March 15, 2022. At the close of business on that date, we had 44,873,104 shares of common stock outstanding and entitled to be voted at the Annual Meeting. We have one stockholder of record, with many more beneficial stockholders who hold shares through a broker, bank or other nominee. Each outstanding share of common stock is entitled to one vote. A list of stockholders entitled to vote at the Annual Meeting will be available in electronic form at the Annual Meeting and will be accessible in electronic form at our headquarters, 300 Colonial Center Parkway, Suite 600, Roswell, Georgia 30076, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time for ten days prior to the Annual Meeting.
By granting a proxy, you authorize the persons named as proxies to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and the proxy materials were provided to you directly by us. As a stockholder of record, you have the right to grant your voting proxy directly to the individuals named as proxies on the proxy card in one of the manners listed on the proxy card or to vote at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares using the methods prescribed by your broker, bank or other nominee on the voting instruction card you received with the proxy materials. Like stockholders of record, beneficial owners are invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you follow your broker’s, bank’s or other nominee’s procedures for obtaining a legal proxy from it, as the stockholder of record.
What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:
Proposal 1:	Elect the three Class III nominees named in this Proxy Statement as Class III directors for a term expiring at the 2025 Annual Meeting of Stockholders.
Proposal 2:	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2023.
Proposal 3:	Hold a non-binding advisory vote to approve executive compensation.
Other Proposals:	Transact such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.
How does the board recommend i vote on these proposals?

Proposal 1:	“FOR” each of the three Class III nominees named in this Proxy Statement as Class III directors for a term expiring at the 2025 Annual Meeting of Stockholders.
Proposal 2:	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending January 1, 2023.
Proposal 3:	“FOR” the non-binding advisory vote to approve executive compensation.
Other Proposals:
At the discretion of Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, either “FOR”, “AGAINST” or “ABSTAIN” with regard to any other business that may properly come before the Annual Meeting.

As of the date hereof, the Board is not aware of any other business to be transacted at the Annual Meeting. If other matters requiring a vote of the stockholders arise, Doug Black and Briley Brisendine, the persons designated as proxies for the Annual Meeting, will vote the shares represented at the Annual Meeting in accordance with their judgment on those matters.
How many shares are needed to hold the annual meeting?

A quorum is required for our stockholders to conduct business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.

What votes are required to approve each of the proposals?

	Proposal(1)	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes(2)
①	Election of Class III Directors	Plurality	No effect	No effect
②	Ratification of the selection of Deloitte & Touche LLP as our independent public accounting firm	Majority	Counts as vote against proposal	There will be no broker non-votes
③	Advisory vote to approve executive compensation(3)	Majority	Counts as vote against proposal	No effect

(1)
With regard to Proposal 1, stockholders may vote their shares “FOR” any or all of the nominees for director or may “WITHHOLD” their vote with respect to any or all of the nominees. With regard to Proposals 2 and 3, stockholders may vote “FOR” or “AGAINST” each proposal or may “ABSTAIN” from voting with regard to each proposal. A plurality vote is required for the election of directors, which means that the nominees receiving the highest number of “FOR” votes will be elected. “WITHHOLD” votes will have no effect on the election of the nominees in Proposal 1 because they are not considered votes cast for the foregoing purpose.

(2)
A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Broker non-votes will have no effect on Proposal 1 because broker non-votes are not considered a vote cast for purposes of determining a plurality. Brokers will only have discretionary authority to vote on Proposal 2, the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on Proposal 3 because broker non-votes will not be counted as shares entitled to vote on this matter.

(3)
As an advisory vote, this proposal is not binding. However, the Board and its Human Resources and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

How do i vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.
	If you are a Stockholder of Record	If you are a Beneficial Owner of Shares Held in Street Name
By Internet (24 hours a day)(1)	www.proxyvote.com	www.proxyvote.com
By Telephone (24 hours a day)(1)	1-800-690-6903	1-800-454-8683
By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or similar organization makes available
At the Annual Meeting(1)	Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/SITE2022	Stockholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/SITE2022

(1)
Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to give their voting instructions and confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Stockholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (“Broadridge”) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

The deadline for telephone and Internet voting is 11:59 p.m., Eastern Time, on May 10, 2022. The giving of a proxy will not affect your right to vote at the Annual Meeting should you decide to attend.
How can i attend the annual meeting?

Stockholders as of the record date may attend and vote virtually at the Annual Meeting by logging in at www.virtualshareholdermeeting.com/SITE2022. To log in, stockholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to participate.

Can i ask questions at the annual meeting?

Stockholders as of our record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/SITE2022 will have an opportunity to submit questions live via the Internet during the meeting. Stockholders must have available their control number provided on their proxy card, voting instruction form or Notice. While we intend to answer questions generally in the order in which they are received, only questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to meeting matters and therefore will not be answered. Questions that are substantially similar may be grouped and answered together to avoid repetition.
If we are unable to answer your question during the Annual Meeting due to time constraints, you are encouraged to contact our Investor Relations department at investors@siteone.com.
What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
How will my proxy be voted?

Proxies are being solicited on behalf of the Board for use at the Annual Meeting. All valid proxies that are not revoked will be voted as specified by the stockholder authorizing the proxy. In the absence of instructions, the shares of the common stock represented by valid proxies will be voted “FOR” the election of the persons named in this Proxy Statement as nominees for director of the Company, “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the 2022 Fiscal Year and “FOR” the proposal regarding the advisory vote approving executive compensation.
How do i change or revoke my proxy?

Any person submitting a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or voting at the Annual Meeting. Please note, however, that if you are a beneficial owner of shares, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote at the Annual Meeting.
Who will count and certify the votes?

Representatives of Broadridge and our corporate secretary will count the votes and certify the election results.
When and where will i be able to find the voting results?

You can find the official results of voting at the Annual Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment as soon as they become available.
Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. We have engaged Broadridge to assist us in the distribution of proxy materials, hosting of the virtual meeting and to provide voting and tabulation services for the Annual Meeting for an estimated cost of $172,000. All costs of the solicitation of proxies will be borne by us. We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or nominees for forwarding proxy materials to street name holders. To reduce costs, we primarily solicit proxies via Notice and Access. We are also soliciting proxies by mail. In addition, our directors, officers and associates may solicit proxies by telephone or other means of communication personally. Our directors, officers and associates will receive no additional compensation for these services other than their regular compensation.

APPENDIX A
Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of Adjusted EBITDA to Net income (loss):
	2021 Fiscal Year					2020 Fiscal Year
In Millions	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net income (loss)	$238.4	$27.5	$80.0	$123.5	$7.4	$121.3	$11.5	$48.2	$79.1	$(17.5)
Income tax (benefit) expense	56.1	2.7	19.1	36.8	(2.5)	27.5	1.6	13.8	25.6	(13.5)
Interest expense, net	19.2	5.1	4.3	4.3	5.5	31.0	9.1	6.6	7.6	7.7
Depreciation & amortization	83.0	22.3	21.0	20.3	19.4	67.2	18.2	16.3	16.4	16.3
EBITDA	396.7	57.6	124.4	184.9	29.8	247.0	40.4	84.9	128.7	(7.0)
Stock-based compensation(a)	14.3	3.1	3.5	4.6	3.1	10.6	2.7	2.6	2.8	2.5
(Gain) loss on sale of assets(b)	(0.1)	0.2	(0.2)	(0.2)	0.1	(0.4)	(0.2)	(0.4)	0.1	0.1
Financing fees(c)	0.7	—	—	—	0.7	—	—	—	—	—
Acquisitions and other adjustments(d)	3.5	0.9	0.5	1.3	0.8	3.0	1.0	0.7	0.5	0.8
Adjusted EBITDA(e)	$415.1	$61.8	$128.2	$190.6	$34.5	$260.2	$43.9	$87.8	$132.1	$(3.6)

(a)
Represents stock-based compensation expense recorded during the period.

(b)
Represents any gain or loss associated with the sale of assets and termination of finance leases not in the ordinary course of business.

(c)
Represents fees associated with our debt refinancing and debt amendments.

(d)
Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.

(e)
Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

The following table presents a reconciliation of Organic Daily Sales to Net sales:
	2021 Fiscal Year					2020 Fiscal Year
In Millions, except Selling Days	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1
Reported Net sales	$3,475.7	$805.2	$936.4	$1,083.9	$650.2	$2,704.5	$675.1	$751.9	$817.7	$459.8
Organic sales(a)	3,158.9	726.9	843.7	975.0	613.3	2,629.3	641.0	732.7	799.2	456.4
Acquisition contribution(b)	316.8	78.3	92.7	108.9	36.9	75.2	34.1	19.2	18.5	3.4
Selling Days	253	61	63	64	65	256	65	63	64	64
Organic Daily Sales	$12.5	$11.9	$13.4	$15.2	$9.4	$10.3	$9.9	$11.6	$12.5	$7.1

(a)
Organic sales equals reported Net sales less Net sales from branches acquired in 2020 and 2021.

(b)
Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2021 Fiscal Year. Includes Net sales from branches acquired in 2020 and 2021.

A-1

Wednesday, May 11, 2022
9:00 a.m., Eastern Time

SITEONE LANDSCAPE SUPPLY, INC.300 COLONIAL CENTER PARKWAY SUITE 600ROSWELL, GA 30076 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 10, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 8, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/SITE2022You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 10, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 8, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.Election of DirectorsNominees 000 01) Fred Diaz02) Roy Dunbar03) Larisa DrakeThe Board of Directors recommends you vote FOR proposals 2 and 3.ForAgainst Abstain 2.Ratification of the appointment of Deloitte & Touche LLP as the company's independent registered public accounting firm for the year ending January 1, 2023.3.Advisory vote to approve executive compensation.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 000000 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.comSITEONE LANDSCAPE SUPPLY, INC.Annual Meeting of Stockholders May 11, 2022 9:00 AM EDTThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Doug Black and Briley Brisendine, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SITEONE LANDSCAPE SUPPLY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 11, 2022, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.